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TABLE OF CONTENTS

Exhibit 2

Execution Version

        AGREEMENT AND PLAN OF MERGER

by and among:

QUAD/GRAPHICS, INC.,

QLC MERGER SUB, INC.,

and

LSC COMMUNICATIONS, INC.

Dated as of October 30, 2018

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of October 30, 2018, by and among: QUAD/GRAPHICS, INC., a Wisconsin corporation ("Parent"); QLC MERGER SUB, INC., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"); and LSC COMMUNICATIONS, INC., a Delaware corporation (the "Company"). Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    The parties to this Agreement intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the "Merger"), with the Company surviving the Merger, pursuant to this Agreement and the provisions of the DGCL.

        B.    The Company Board has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair and in the best interests of the Company and the holders of shares of Company Common Stock ("Shares"), (ii) approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the requirements of the DGCL and (iii) resolved to recommend that the holders of Shares adopt this Agreement.

        C.    The Parent Board has unanimously (i) determined that the Merger is in the best interests of Parent and has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) approved the issuance of the shares of Parent Class A Common Stock in the Merger on the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend that the holders of Parent Shares approve the Parent Share Issuance.

        D.    The Board of Directors of Merger Sub has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair and in the best interests of Merger Sub and the sole holder of shares of common stock of Merger Sub, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the requirements of the DGCL and (iii) resolved to recommend that the sole holder of shares of common stock of Merger Sub adopt this Agreement.

        E.    Parent, in its capacity as the sole holder of shares of common stock of Merger Sub, will adopt this Agreement promptly following the execution thereof.

        F.     Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, the trustees of the voting trust created under the Amended and Restated Voting Trust Agreement, dated as of June 25, 2010 (the "Parent Voting Trust Agreement"), and the Company have entered into a voting and support agreement in connection with the transactions contemplated by the Agreement (the "Voting Agreement"), pursuant to which, among other things, the trustees have agreed to vote the Parent Shares beneficially owned by such voting trust in favor of the Parent Share Issuance.

        G.    It is intended that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

Article I

THE MERGER

        Section 1.1    Merger of Merger Sub into the Company.

        (a)   Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease thereupon and (ii) the Company shall be the surviving entity in the Merger (the "Surviving Company") and shall continue its existence under the DGCL. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, (A) all rights, privileges and powers, property, real, personal and mixed, and all debts due to Merger Sub and the Company, as well as all causes of action belonging to Merger Sub and the Company, shall be vested in the Surviving Company and shall thereafter be the property of the Surviving Company and (B) all debts, liabilities and duties of Merger Sub and the Company shall attach to the Surviving Company and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

        (b)   The consummation of the Merger (the "Closing") shall occur at 7:00 a.m. Central time on the second (2nd) business day following the day on which the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied or, to the extent permitted hereunder, waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, time and date as Parent and the Company shall agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date". The parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in trust by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing. To the extent necessary, the Closing shall be held at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or such other place as Parent and the Company shall agree in writing.

        (c)   At or promptly following the Closing, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the provisions of Section 251 of the DGCL, and make any other filings, recordings or publications required to be made. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as is agreed upon in writing by the parties hereto and specified in the Certificate of Merger. The time when the Merger becomes effective is hereinafter referred to as the "Effective Time."

        Section 1.2    Certificate of Incorporation and Bylaws; Directors and Officers.     Unless otherwise agreed in writing by the Company and Parent prior to the Effective Time:

        (a)   at the Effective Time, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety to read as set forth in Exhibit B, until thereafter duly amended, restated or amended and restated as provided therein or by applicable Law;

        (b)   the parties shall take all necessary actions so that, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter duly amended, restated or amended and restated as provided therein or by applicable Law, except with such name as Parent designates; and

        (c)   the parties shall take all necessary actions so that from and after the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation, bylaws and applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company.

        Section 1.3    Proxy Statement/Prospectus; Information Supplied; Company Stockholders Meeting; Parent Shareholders Meeting.

        (a)   As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the joint proxy statement to be sent to the holders of Shares relating to the Company Stockholders Meeting and the holders of the Parent Shares relating to the Parent Shareholders Meeting (as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), and Parent shall prepare and file with the SEC a Registration Statement on Form S-4 (as amended or supplemented from time to time, the "S-4 Registration Statement", with the Proxy Statement/Prospectus constituting a part thereof), in connection with the issuance of shares of Parent Class A Common Stock constituting the Merger Consideration (the "Parent Share Issuance"). Parent and the Company each shall use its reasonable best efforts to (i) have the S-4 Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, (ii) clear the preliminary Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable after the filing thereof, (iii) mail the definitive Proxy Statement/Prospectus to the holders of Shares and Parent Shares as promptly as reasonably practicable after the S-4 Registration Statement has been declared effective under the Securities Act and (iv) maintain the effectiveness of the S-4 Registration Statement for as long as necessary to consummate the transactions contemplated by this Agreement.

        (b)   The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to holders of Shares and Parent Shares and at the time of each of the Company Stockholders Meeting and the Parent Shareholders Meeting, or any adjournment or postponement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, (A) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus and (B) Parent assumes no responsibility with respect to information supplied in writing by or on behalf of the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus. The Company and Parent each agrees that all documents that each is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder.

        (c)   The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the S-4 Registration Statement, including the Proxy Statement/Prospectus required thereunder. Each of Parent, Merger Sub and the Company and their respective counsels shall (i) be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus, the S-4 Registration Statement, and any other documents related to the Company Stockholders Meeting, the Parent Shareholders Meeting or the Parent Share Issuance, prior to mailing or the filing thereof with the SEC, as applicable, (ii) provide any comments thereon as promptly as reasonably practicable and (iii) consider such comments in good faith in connection with any such document. Parent shall promptly notify the Company and its counsel of the time when the S-4 Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the shares of Parent Class A Common Stock issuable in the Merger for offering or sale in any jurisdiction. Further, each party shall promptly notify the other parties and their counsel of the receipt of any written comments or other material communications such party or its counsel receives from time to time from the SEC or its staff with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus and shall provide the other party with copies of any written responses to and telephonic notification of any material oral responses received from the SEC or its staff by such party or its counsel with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus. If, at any time prior to the time the Company Stockholder Approval or the Parent Shareholder Approval is obtained, any party shall become aware of the occurrence of any event or other circumstance that requires an amendment or supplement to the S-4 Registration Statement or the Proxy Statement/Prospectus so that the S-4 Registration Statement or the Proxy Statement/Prospectus, as applicable, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, then such party shall notify the other party as promptly as reasonably practicable thereafter, and Parent and the Company each shall use its reasonable best efforts to, as promptly as reasonably practicable thereafter, (i) prepare and file with the SEC such amendment or supplement and (ii) mail such amendment or supplement to the holders of Shares and Parent Shares, in each case, to the extent legally required.

        (d)   As promptly as reasonably practicable after the SEC advises that it has no further comments to the Proxy Statement/Prospectus and the S-4 Registration Statement is declared effective, the Company shall duly call, give notice of, convene and hold a special meeting of the holders of Shares (the "Company Stockholders Meeting") to consider and vote upon the adoption of this Agreement, including the Merger. Subject to Section 5.3(e) and Section 5.4, the Company Board shall include the Company Board Recommendation in the Proxy Statement/Prospectus and, unless there has been a Company Adverse Change Recommendation permitted by and in accordance with Section 5.3(e) and Section 5.4, shall use reasonable best efforts to solicit adoption of this Agreement by the holders of Shares and take all other actions necessary or advisable to secure the vote or consent of the holders of Shares required by applicable Law to obtain such approval. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent, other than: (i) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy/Prospectus), the Company believes in good faith that there are insufficient Shares represented (either in person or by proxy) and voting to obtain the Company Stockholder Approval or to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (ii) to ensure that any required supplement or amendment to the Proxy/Prospectus is provided to holders of Shares within a reasonable amount of time in advance of the Company Stockholders Meeting or (iii) as reasonably determined by the Company to comply with applicable Law. The Company shall use its reasonable best efforts to cooperate with Parent to hold the Company Stockholders Meeting on the same day and at the same time as the Parent Shareholders Meeting as soon as reasonably practicable after the date of this Agreement and to set the same record date for each such meeting. If the Company Board makes a Company Adverse Change Recommendation, it will not alter the obligation of the Company to submit this Agreement to the holders of Shares at the Company Stockholders Meeting to consider and vote upon the adoption of this Agreement, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

        (e)   As promptly as reasonably practicable after the SEC advises that it has no further comments to the Proxy Statement/Prospectus and the S-4 Registration Statement is declared effective, Parent shall duly call, give notice of, convene and hold a special meeting of holders of Parent Shares (the "Parent Shareholders Meeting") to consider and vote upon the Parent Share Issuance. The Parent Board shall include the Parent Board Recommendation in the Proxy Statement/Prospectus and shall use reasonable best efforts to solicit approval of the Parent Share Issuance by the holders of Parent Shares and take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Shares required by applicable Law to obtain such approval. Parent shall keep the Company updated with respect to proxy solicitation results as reasonably requested by the Company. Once the Parent Shareholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Shareholders Meeting without the prior written consent of the Company, other than: (i) if as of the time for which the Parent Shareholders Meeting is originally scheduled (as set forth in the Proxy/Prospectus), Parent believes in good faith that there are insufficient Parent Shares represented (either in person or by proxy) and voting to approve the Parent Share Issuance or to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting, (ii) to ensure that any required supplement or amendment to the Proxy/Prospectus is provided to holders of Parent Shares within a reasonable amount of time in advance of the Parent Shareholders Meeting or (iii) as reasonably determined by Parent to comply with applicable Law. Parent shall use its reasonable best efforts to cooperate with the Company to hold the Parent Shareholders Meeting on the same day and at the same time as the Company Stockholders Meeting and to set the same record date for each such meeting. If the Parent Board withholds, fails to include in (or removes from) the Proxy Statement/Prospectus, withdraws, adversely qualifies or modifies (or resolves, determines or proposes publicly to take any of the foregoing) the Parent Board Recommendation to holders of Parent Shares to approve the Parent Share Issuance, it will not alter the obligation of Parent to submit the Parent Share Issuance to holders of Parent Shares at the Parent Shareholders Meeting to consider and vote upon the Parent Share Issuance, unless this Agreement shall have been terminated in accordance with its terms prior to the Parent Shareholders Meeting.

Article II

CONVERSION OF SHARES AND DELIVERY OF MERGER CONSIDERATION

        Section 2.1    Conversion of Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock or other equity security of Parent, Merger Sub or the Company:

        (a)   Each share of class A common stock, par value $0.025 per share, of Parent (the "Parent Class A Common Stock") and each share of class B common stock, par value $0.025 per share, of Parent (the Parent Class A Common Stock and the class B common stock of Parent are collectively referred to herein as the "Parent Shares") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

        (b)   Each share of common stock of Merger Sub, without par value, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company.

        (c)   Each share of Company Common Stock that is owned directly or indirectly by the Company (other than any share of Company Common Stock held in a trust account, managed account or the like, or otherwise held in a fiduciary or agency capacity, that is beneficially owned by a third party) shall be automatically cancelled and shall cease to exist and no Parent Class A Common Stock or other consideration shall be delivered in exchange therefor.

        (d)   Except as provided in Section 2.1(c), subject to the treatment of Company Equity Awards in Section 6.2, and subject to Sections 2.1(f) and 2.3(f), each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.625 shares (the "Exchange Ratio") of Parent Class A Common Stock, without interest (the "Merger Consideration").

        (e)   At the Effective time, all Shares shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and thereafter any Shares represented by a certificate representing any such Shares (each, a "Certificate") and each non-certified Share represented by book entry (each, a

"Book-Entry Share") shall thereafter represent only the right to receive, without interest, the Merger Consideration into which such Shares have been converted pursuant to this Section 2.1, plus any cash in lieu of fractional shares of Parent Class A Common Stock pursuant to Section 2.3(f) and plus any dividends to which holders of Shares become entitled in accordance with Section 2.3(e).

        (f)    If, between the date of this Agreement and the Effective Time, (i) subject to Section 5.2(b), the outstanding shares of Parent Class A Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization or (ii) subject to Section 5.2(a), the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, then the Merger Consideration, the Exchange Ratio and any other similarly-dependent items, as the case may be, shall be appropriately adjusted to provide to Holders with the same economic effect as contemplated by this Agreement prior to such event and, as so adjusted, shall, from and after the date of such event, be the Merger Consideration, the Exchange Ratio or other dependent item, as applicable, subject to further adjustment in accordance with this provision.

        Section 2.2    Deposit of Merger Consideration.     At or prior to the Effective Time, Parent shall select and appoint a Person reasonably acceptable to the Company to act as exchange agent in connection with the transactions contemplated by this Agreement (the "Exchange Agent") and shall enter into an agreement with the Exchange Agent reasonably acceptable to Parent and the Company (the "Exchange Agent Agreement"). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, shares of Parent Class A Common Stock sufficient to deliver the aggregate Merger Consideration in accordance with this Agreement (together with, to the extent then determinable, any cash payable in lieu of fractional shares of Parent Class A Common Stock pursuant to Section 2.3(f), the "Exchange Fund"), and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration, and such cash in lieu of fractional shares of Parent Class A Common Stock, in accordance with this Agreement. The cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, that (i) such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature and (ii) no such investment of or losses thereon shall relieve Parent from making the payments required by this Article II or Section 6.2, or affect the amount of Merger Consideration payable in respect of the Shares. Any and all interest or other amounts earned with respect to such funds shall be the exclusive property of Parent and shall become part of the Exchange Fund, subject in all cases to the rights of each holder of record of Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (each, a "Holder"), and any cash amounts in excess of the cash amounts payable under this Article II shall be promptly returned to Parent. The Exchange Fund shall not be used for any other purpose.

        Section 2.3    Delivery of Merger Consideration.

        (a)   As soon as reasonably practicable (and in any event within three (3) business days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each Holder of Certificate(s) (i) a letter of transmittal reasonably acceptable to the Company (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) to the Exchange Agent or affidavits of loss in lieu of such Certificate(s) to the Exchange Agent) (the "Letter of Transmittal") and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration to be issued or paid in consideration therefor in accordance with this Article II upon surrender of such Certificate, plus, as applicable, any cash in lieu of fractional shares which the Holder has the right to receive pursuant to

Section 2.3(h) and plus any dividends or distributions to which such Holder is entitled pursuant to Section 2.3(e) .

        (b)   With respect to the Certificate(s), after the Effective Time upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal and such other documents as reasonably required by the Exchange Agent, a Holder of Certificate(s) will be entitled to receive, and Parent shall deliver, or cause the Exchange Agent to deliver, the Merger Consideration to be issued or paid in consideration therefor in accordance with this Article II, plus, as applicable, any cash in lieu of fractional shares which the Holder has the right to receive pursuant to Section 2.3(h) and plus any dividends or distributions to which such Holder is entitled pursuant to Section 2.3(e), in respect of the Shares formerly represented by its, his or her Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate and related documents in accordance with, and any cash in lieu of fractional shares of Parent Class A Common Stock and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

        (c)   Notwithstanding anything to the contrary in this Agreement, any holder of a Book-Entry Share shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II, any cash in lieu of fractional shares pursuant to Section 2.3(h) or any dividends or distributions to which such holder is entitled pursuant to Section 2.3(e) , in respect of such Book-Entry Share. With respect to Book-Entry Shares not held through DTC (each, a "Non-DTC Book-Entry Share"), as promptly as reasonably practicable after the Effective Time (and in any event within three (3) business days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Share (i) a statement reflecting the number of whole shares of Parent Class A Common Stock, if any, that such holder is entitled to receive pursuant to this Article II in the name of such record holder and (ii) a check in the amount of, as applicable, any cash in lieu of fractional shares which the Holder has the right to receive pursuant to Section 2.3(h) and plus any dividends or distributions to which such Holder is entitled pursuant to Section 2.3(e).

        (d)   With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees on the Closing Date (or if Closing occurs after 10:30 a.m. (Central Time) on the Closing Date, on the first business day after the Closing Date), upon surrender of Shares held of record by DTC or its nominees in accordance with DTC's customary surrender procedures, the Merger Consideration, plus, as applicable, any cash in lieu of fractional shares which the Holder has the right to receive pursuant to Section 2.3(h) and plus any dividends or distributions to which such Holder is entitled pursuant to Section 2.3(e).

        (e)   No dividends or other distributions with respect to shares of Parent Class A Common Stock shall be paid to a Holder whose Shares were converted into the right to receive the Merger Consideration unless and until such Holder has surrendered or transferred (as applicable) its, his or her Certificate or Book-Entry Share, as applicable, and related instruments in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender or transfer (as applicable) of any such Certificate or Book-Entry Share and related instruments in accordance with this Article II, such Holder shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Class A Common Stock into which the Shares formerly represented by such Certificate or Book-Entry Share were converted in accordance with this Article II and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Class A Common Stock into which the Shares formerly represented by such Certificate or Book-Entry Share were converted in accordance with this Article II with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Class A Common Stock issuable with respect to such Certificate or Book-Entry Share.

        (f)    With respect to Certificate(s), in the event of a transfer of ownership of any Certificate that is not registered in the transfer books of the Company as of the Effective Time, the proper number of shares of Parent Class A Common Stock, together with a check for cash in lieu of fractional shares, if any (after giving effect to any required Tax withholdings) to be paid upon due surrender of the Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. The Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any cash in lieu of shares any Holder has the right to receive pursuant to this Section 2.3(f), cash dividends or distributions payable pursuant to Section 2.3(e) and any other cash amounts otherwise payable pursuant to this Agreement to any Holder such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, Parent or the Surviving Company, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent, Parent or the Surviving Company, as the case may be. With respect to Book-Entry Shares, payment of the Merger Consideration, cash in lieu of fractional shares, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article II, shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time.

        (g)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented for transfer on the stock transfer records of the Company, they shall be cancelled and exchanged for the Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

        (h)   Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Class A Common Stock shall be issued upon the surrender of Certificates for exchange, transfer of Book-Entry Shares or conversion of any Company Equity Awards, as applicable, no dividend or distribution with respect to Parent Class A Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each Holder who otherwise would be entitled to receive such fractional share an amount in cash, without interest and rounded to the nearest whole cent, determined by multiplying (i) the average of the volume weighted average price per share of Parent Class A Common Stock on the NYSE on each of the twenty (20) consecutive trading days ending with the second complete trading day prior to the Closing Date (the "Average Price") by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Class A Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 2.1(d) or Section 6.2.

        (i)    Any portion of the Exchange Fund that remains unclaimed by Holders nine (9) months after the Effective Time shall be promptly paid to Parent upon the request of Parent. Any Holders who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the

Merger Consideration, including any cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Class A Common Stock, deliverable in respect of each Share that such Holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other Person shall be liable to any Holder for any amount delivered in good faith to any Governmental Body pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Body, such Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

        (j)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares and any dividends or distributions deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding parts or subparts of the Company Disclosure Schedule (it being agreed that for purposes of the representations and warranties set forth in this Article III, disclosure of any item in any part or subpart of the Company Disclosure Schedule shall be deemed disclosure with respect to any other part or subpart to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Due Organization; Subsidiaries, Etc.

        (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and to carry on its business as it is now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensure is necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        (b)   Part 3.1(b)(i) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. None of the Acquired Corporations owns, directly or indirectly, any capital stock of, or any equity interest of, or any other security of any nature in, any other Entity, other than the Entities identified in Part 3.1(b)(ii) of the Company Disclosure Schedule.

        (c)   Each Significant Subsidiary of the Company is a legal entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each other Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and each of the Subsidiaries of the Company has the corporate or other relevant organizational power and authority to own, lease and operate its properties and to carry on its business as it is now conducted, except where the failure to be so incorporated, organized, existing or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction where such qualification or licensure is necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        Section 3.2    Certificates of Incorporation and Bylaws.     The Company has made available to Parent or Parent's Representatives in the Data Room correct and complete copies of the articles of organization, certificates of incorporation, bylaws and other charter and organizational documents of the Company and each Significant Subsidiary of the Company, including all amendments thereto, as in effect on the date hereof. The Company's and each Significant Subsidiary's articles of organization, certificates of incorporation, bylaws or other charter and organizational documents so delivered are in full force and effect.

        Section 3.3    Capitalization, Etc.

        (a)   The authorized capital stock of the Company consists of: (i) 65,000,000 Shares, of which 33,319,757 Shares were issued and outstanding (inclusive of 182,199 Company Restricted Shares) and 1,888,205 Shares were held in the treasury of the Company, in each case, as of the close of business on October 29, 2018 and (ii) 1,000,000 shares of Company Preferred Stock, of which no shares were issued and outstanding (or held in treasury) as of the close of business on October 29, 2018. Between the close of business on October 29, 2018 and the date of this Agreement, the Company has not issued shares of capital stock or other securities of the Company, other than upon the exercise, vesting or settlement of Company Equity Awards, in each case, outstanding as of the close of business on October 29, 2018, pursuant to the terms of such Company Equity Awards. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

        (b)   (i) There are no obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or securities of the Company or any of its Subsidiaries and (ii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote (or convertible into or exercisable for such securities having the right to vote) with the stockholders of the Company on any matter.

        (c)   As of the date of this Agreement, the Company has no shares of capital stock reserved for issuance, except that, as of October 29, 2018, there were (a) 1,034,321 remaining Shares reserved for issuance under the Company Equity Plans, (b) 277,993 Shares reserved for issuance pursuant to the exercise and settlement of Company Options, (c) 1,043,361 Shares reserved for issuance upon the settlement or vesting of Company RSUs and (d) 267,155 Shares reserved for issuance upon the settlement or vesting of Company PSUs (assuming achievement of applicable performance goals at target value). As of October 29, 2018, there were 7,113.7645 Company Phantom Shares outstanding, with respect to which no Shares were reserved for issuance upon the settlement thereof. Part 3.3(c) of the Company Disclosure Schedule contains a correct and complete list of each outstanding Company Equity Award as of the date of this Agreement, including the holder's name, date of grant, exercise or purchase price (if applicable), number of Shares subject thereto, vesting schedule, and the Company Equity Plan or Company Directors' Plan under which such Company Equity Award was granted.

        (d)   All of the outstanding capital stock, ownership interests in and other securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of any Encumbrance.

        (e)   There are no: (i) preemptive rights or outstanding subscriptions, options, call, conversion rights, redemption rights, repurchase rights, warrants, agreements, arrangements, commitments or other rights (whether or not currently exercisable) that (A) give any Person the right to acquire any shares of the capital stock or any other securities of the Company or any of its Subsidiaries or (B) obligate the Company or any of its Subsidiaries to issue or sell any capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding securities or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue or register, any shares of its capital stock or any other securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to the voting or disposition of any shares of the capital stock or other securities of the Company or any of its Subsidiaries or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors (or similar governing body) of the Company or any of its Subsidiaries.

        Section 3.4    SEC Filings; Financial Statements.

        (a)   Since October 1, 2016, the Company has filed (or furnished) on a timely basis all reports, schedules, forms, statements and other documents (including exhibits, financial statements and schedules thereto, and all other information incorporated therein and amendments and supplements thereto) required to be filed with (or furnished to) the SEC by the Company (such documents and any such additional documents filed with (or furnished to) the SEC after the date of this Agreement, the "Company SEC Documents"). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied, or if filed (or furnished) subsequent to the date of this Agreement, will comply, as to form in all material respects with the requirements of the Securities Act, the Exchange Act or Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document. As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, no Company SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Company SEC Document filed with (or furnished to) the SEC pursuant to the Exchange Act subsequent to the date of this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.

        (b)   Each of the consolidated and combined balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) and each of the consolidated and combined statements of operations, comprehensive income, cash flows and statements of stockholders' equity (including any related notes and schedules) (i) complied or will comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared, or will be prepared, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be noted therein or in the notes thereto) and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects, with respect to the consolidated and combined balance sheets, the consolidated and combined financial position of the Company and its consolidated and combined Subsidiaries as of the dates thereof and, with respect to the consolidated and combined statements of operations, comprehensive income, cash flows and statements of stockholders' equity, their consolidated and combined results of operations and cash flows for the periods presented therein (subject to notes and normal and year-end adjustments that will not be material in amount or effect in the case of any unaudited statements).

        (c)   The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company Board: (i) any "significant deficiency" (as defined in Rule 12b-2 of the Exchange Act) in the design or operation of its system of internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and has identified for the Company's auditors or the audit committee of the Company Board any "material weaknesses" (as defined in Rule 12b-2 of the Exchange Act) or (ii) any fraud, whether or not material, that involves the Company's management or other employees who have a significant role in the Company's internal control over financial reporting.

        (d)   The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents.

        (e)   Since October 1, 2016, (i) the Company has not received any material written complaint regarding accounting, internal accounting controls or auditing matters of the Company or any material written concerns from employees of the Company regarding questionable accounting or auditing matters with respect to the Company and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or audit committee thereof or to the general counsel of the Company pursuant to the rules of the SEC adopted under Section 307 of Sarbanes-Oxley.

        (f)    The Company is in compliance in all material respects with the applicable listing and governance rules and regulations of the NYSE.

        Section 3.5    Absence of Changes.     Since the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the "Balance Sheet Date"): (a) each of the Acquired Corporations has conducted its business in the ordinary course of business and (b) there has not been any effect, change, event, occurrence, development, circumstance, condition or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have a Company Material Adverse Effect.

        Section 3.6    Real Property; Equipment.

        (a)   Part 3.6(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all real property owned by any of the Acquired Corporations (collectively, the "Owned Real Property") and, for each parcel of Owned Real Property, identifies the street address of such Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the applicable Acquired Corporation has good and marketable title to all Owned Real Property, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

        (b)   Part 3.6(b) of the Company Disclosure Schedule sets forth a list of all real property leased, subleased or licensed by any of the Acquired Corporations as of the date of this Agreement in respect of which any of the Acquired Corporations has annual rental obligations of $1,000,000 or more and involving a contract term that, absent early termination by any party, would continue for more than one year after the date of this Agreement (each, a "Leased Real Property", and together with the Owned Real Property sometimes referred to as the "Real Property"). Each such lease, sublease and license of the Leased Real Property (including any material amendment, modification, extension or renewal with respect thereto) (each, a "Lease Agreement") is a valid and binding obligation of the applicable Acquired Corporation and is in full force and effect, except as may be limited by the Bankruptcy and Equity Exception, and except as would not be material to the Company and its Subsidiaries, taken as a whole. There are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by any of the Acquired Corporations or, to the knowledge of the Company, any other party thereto under any Lease Agreement, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.7    Intellectual Property.

        (a)   No cancellation, interference, opposition, reissue or reexamination is pending or, to the knowledge of the Company, threatened in writing, in which the validity, enforceability or ownership of any Registered IP owned by and material to the business of any of the Acquired Corporations ("Company Registered IP") is being contested or challenged (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration of Company Registered IP). All registration, renewal, maintenance and other similar payments that are or have become due with respect to the Company Registered IP have been timely paid by or on behalf of the Company or any other of the Acquired Corporations, and the Company Registered IP is subsisting and, to the knowledge of the Company, other than with respect to any pending application therefor, valid and enforceable, and has not lapsed (except for any patents within the Company Registered IP having lapsed or expired at the end of their statutory term), been abandoned, been disclaimed, been cancelled or been forfeited, except, in each case, for such exceptions as have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)   Each of the Acquired Corporations owns, or holds a valid license or other valid right to use, all Intellectual Property Rights material to the conduct of such Acquired Corporation's business as currently conducted, except for any exceptions which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the foregoing is not a representation of non-infringement, non-misappropriation or other non-violation of the Intellectual Property Rights of another Person, which representation is solely set forth in Section 3.7(c).

        (c)   The operation of the business of the Acquired Corporations as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of another Person, except as has not resulted, and would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Since October 1, 2016, (i) no Legal Proceeding has been asserted, is pending or, to the knowledge of the Company, is being threatened in writing, against any of the Acquired Corporations relating to any infringement, misappropriation or violation of any Intellectual Property Rights of another Person by any of the Acquired Corporations and (ii) none of the Acquired Corporations has received any written notice alleging any infringement, misappropriation or violation of any Intellectual Property Rights of another Person by any of the Acquired Corporations, except, in each case of clauses (i) and (ii), as has not had, and would not reasonably be expected to have, individually or in the aggregate, in Company Material Adverse Effect. None of the material Intellectual Property Rights of any of the Acquired Corporations is subject to any pending or outstanding injunction, directive, order, decree, award, settlement or judgment restricting the ownership, use, validity or enforceability of any such Intellectual Property Rights.

        (d)   To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights of any of the Acquired Corporations, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (e)   The Acquired Corporations have, since October 1, 2016, taken commercially reasonable actions to protect any trade secrets and confidential information owned by the Acquired Corporations and material to their business against unauthorized access or disclosure, including, since October 1, 2016, requiring that each current and former employee, officer and contractor of any of the Acquired Corporations having access thereto to execute written non-disclosure agreements or otherwise be subject to non-disclosure instructions or policies. Since October 1, 2016, there has been no material unauthorized access to or disclosure of any trade secrets or confidential information owned by any of the Acquired Corporations in a manner that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

        (f)    To the knowledge of the Company, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used to create any material Intellectual Property Rights of any of the Acquired Corporations, except for any such funding or use of facilities or personnel that has not resulted, and would not reasonably be expected to result, in such Governmental Body or institution obtaining any interest in such material Intellectual Property Rights.

        (g)   Since October 1, 2016, there have been no security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents affecting the technology and computer systems and infrastructure, including software, hardware, middleware, networks, servers, workstations, and routers owned or used by the Acquired Corporations, including information and transactions stored or contained therein or transmitted thereby, in a manner that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

        Section 3.8    Contracts.

        (a)   Except for this Agreement, any Employee Plan and for Contracts filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract:

            (i)  that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K);

           (ii)  containing a covenant prohibiting or restricting in any material respect any of the Acquired Corporations from competing in any business or geographic area, or otherwise restricting in any material respect any of the Acquired Corporations from carrying on any business anywhere in the world;

          (iii)  relating to or evidencing Indebtedness (other than any guarantee of Indebtedness by the Company or any Subsidiary of the Company of Indebtedness of the Company or any Subsidiary of the Company) in excess of $5,000,000;

          (iv)  pursuant to which (A) any Intellectual Property Rights of another Person (other than a Subsidiary of the Company) that is material to the business of the Acquired Corporations, taken as a whole, is licensed to any of the Acquired Corporations (other than agreements granted on standardized terms for commercially available software or information technology services) or (B) any Intellectual Property Rights that are material to the business of the Acquired Corporations, taken as a whole, and owned by any of the Acquired Corporations are licensed to another Person (other than a Subsidiary of the Company) other than any outbound agreements entered into in the ordinary course of business, in each case under clauses (A) or (B) of this Section 3.8(a)(iv), only if such Company Contract (x) grants exclusive rights to or from any of the Acquired Corporations or (y) requires aggregate payments to or from any of the Acquired Corporations in excess of $1,000,000;

           (v)  (A) imposing on, or granting to, any of the Acquired Corporations any future minimum take-or-pay requirements for ink, paper, plates, adhesives or packaging materials in excess of $5,000,000 or (B) granting any type of exclusive rights to any Person or requiring any of the Acquired Corporations to purchase all of its requirements of a specified good from any Person in an amount in excess of $5,000,000;

          (vi)  with respect to the formation, creation, operation, management or control of any joint venture, strategic partnership or alliance material to the Company or in which the Company owns more than 15% voting or economic interest; or

         (vii)  pursuant to which the Acquired Corporations, taken as a whole, made or have a binding commitment to make expenditures for the fiscal year ended December 31, 2017, or in the fiscal year ended December 31, 2018, in excess of $10,000,000 during such fiscal year (other than purchase orders in the ordinary course of business).

        (b)   Each Contract set forth in Part 3.8(a) of the Company Disclosure Schedule, together with any Contract filed by the Company pursuant to Item 601(b) of Regulation S-K, other than those that have expired in accordance with their terms, and any Employee Plan, is referred to herein as a "Material Contract." Except for Material Contracts that expire in accordance with their terms during the Pre-Closing Period (excluding, for the avoidance of doubt, early termination), all of the Material Contracts are valid and binding on the applicable Acquired Corporation and, to the knowledge of the Company, each other party thereto, and in full force and effect, except as may be limited by the Bankruptcy and Equity Exception, and except as would not be material to the Company and its Subsidiaries, taken as a whole. There is no default under any Material Contract by the Acquired Corporations, or, to the knowledge of the Company, any other party thereto, and no event or condition exists, which with or without notice, lapse of time or both would constitute a material default, under the provisions of any Material Contract, except in each case for those defaults which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent or Parent's Representatives in the Data Room a complete and correct copy (including any material amendment, modification, extension or renewal with respect thereto) of each Material Contract.

        Section 3.9    Liabilities.     The Acquired Corporations have no liabilities or obligations, whether or not accrued, contingent or otherwise, required to be disclosed on a balance sheet prepared in accordance with GAAP, except for: (a) liabilities and obligations reflected on the Company's consolidated and combined balance sheets (including any related notes) included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017; (b) liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (d) liabilities and obligations incurred in connection with the Merger and the other transactions contemplated by this Agreement.

        Section 3.10    Compliance with Law.

        (a)   The businesses of each of the Acquired Corporations is and, since October 1, 2016, has been in compliance with all applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        (b)   Each of the Acquired Corporations is in compliance with relevant sanctions and export control Laws and regulations applicable to the Acquired Corporations, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by OFAC, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.11    Regulatory Matters.

        (a)   The Acquired Corporations have all material permits, clearances, authorizations, licenses, registrations and other Governmental Authorizations required by any foreign or domestic Governmental Body to permit the conduct of its business as currently conducted and all such Governmental Authorizations are valid and in full force and effect, except where such failure to have or be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)   None of the Acquired Corporations is the subject of any pending or, to the Company's knowledge, threatened (in writing) investigation by any other Governmental Body, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        Section 3.12    Privacy Policies.     Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Acquired Corporations (i) have a privacy policy regarding the collection and use of information that identifies, or could reasonably be used to identify, any natural persons (including names, addresses, telephone numbers, email addresses, social security numbers, or account information) ("Personal Information") and (ii) since October 1, 2016 have complied with their respective privacy policies and all applicable Laws regarding information privacy and security and the collection, use, disposal, disclosure, maintenance and transmission of Personal Information in connection with business and operations of the Acquired Corporations. Since October 1, 2016, there has been no unauthorized access to or misuse of any Personal Information maintained by or on behalf of the Acquired Corporations in a manner that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

        Section 3.13    Certain Business Practices.     (a) Each of the Acquired Corporations is in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), and any other U.S. or foreign Law concerning anti-corruption or anti-bribery applicable to any of the Acquired Corporations and (b) none of the Acquired Corporations is, to the knowledge of the Company, being investigated by any Governmental Body with respect to, or been given notice in writing by a Governmental Body of, any violation by any of the Acquired Corporations of the FCPA or any other U.S. or foreign Law concerning anti-corruption or anti-bribery applicable to any of the Acquired Corporations. None of the Acquired Corporations nor, to the knowledge of the Company, any

Company Associate acting for or on behalf of any of the Acquired Corporations has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage that has resulted in a material violation of the FCPA and any other U.S. or foreign Law concerning anti-corruption or anti-bribery applicable to any of the Acquired Corporations. For purposes of this provision, an "official or employee" includes any known official or employee of any directly or indirectly government-owned or -controlled entity, and any known officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

        Section 3.14    Tax Matters.

        (a)   (i) Since October 1, 2016, each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the "Acquired Corporation Returns") have been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) all amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date (and all other material Taxes of the Acquired Corporations due on or before the Closing Date, whether or not shown as due on any Acquired Corporation Returns) have been or will be paid on or before the Closing Date.

        (b)   Each of the Acquired Corporations has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (c)   There are (i) no current examinations or audits of any Acquired Corporation Return in progress involving Taxes and (ii) no written notice of a claim or pending investigation has been received by any of the Acquired Corporations since October 1, 2016 from any Governmental Body in any jurisdiction where an Acquired Corporation does not file Tax Returns or pay Taxes that such Acquired Corporation is or may be subject to Taxes in that jurisdiction or may have a duty to file Tax Returns in that jurisdiction. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been requested or granted that is currently in effect.

        (d)   To the knowledge of the Company, no Legal Proceeding is pending or has been threatened in writing against or with respect to the Acquired Corporations in respect of any Tax. No deficiency of material Taxes in respect of the Acquired Corporations has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been resolved or paid in full.

        (e)   None of the Acquired Corporations has ever been a member of an affiliated combined, consolidated or unitary Tax group for purposes of filing any Tax Return other than a group of which the Company was the common parent.

        (f)    None of the Acquired Corporations has entered into any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4. None of the Acquired Corporations has received a Tax opinion with respect to any transaction relating to any of the Acquired Corporations other than a transaction in the ordinary course of business.

        (g)   There are no Encumbrances for Taxes upon the assets of the Acquired Corporations (other than Permitted Encumbrances).

        (h)   Since October 1, 2016, none of the Acquired Corporations has requested or received a Tax ruling, advance pricing agreement, competent authority relief, or similar agreement, or has entered into a closing agreement relating to Taxes with any Governmental Body. None of the Acquired Corporations is subject to a Tax sharing, allocation, indemnification or similar Contract (except such Contracts as are solely among the Acquired Corporations and other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes. None of the Acquired Corporations has entered into any gain recognition agreement under Section 367 of the Code.

        (i)    Since October 1, 2016, none of the Acquired Corporations has (i) distributed shares of another Person, or has had shares of its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, (ii) participated in an international boycott within the meaning of Section 999 of the Code or (iii) made or revoked any election under Treasury Regulations Section 301.7701-3 regarding classification as a corporation, as a partnership, or as a disregarded entity.

        (j)    None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or "open transaction" disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code.

        Section 3.15    Employee Matters; Benefit Plans.

        (a)   Part 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Employee Plan and separately identifies each material International Employee Plan. The Company has made available to Parent or Parent's Representatives with respect to each material U.S. Employee Plan (excluding any "multiemployer plan" as defined in Section 3(37) of ERISA (a "Multiemployer Plan")), to the extent applicable, accurate and complete copies of: (A) the plan document and all amendments thereto, (B) the most recent determination or opinion letter issued by the IRS or the United States Department of Labor ("DOL"), (C) the most recently prepared actuarial valuation or annual report, (D) the most recent summary plan description and summaries of material modifications and (E) all material correspondence to or from the IRS, the DOL, or any other Governmental Body for the last three (3) years.

        (b)   With respect to any U.S. Employee Plan that is subject to funding requirements of Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan), (i) none of the Acquired Corporations has incurred any material liability under subtitles C or D of Title IV of ERISA within the past six (6) years, (ii) there has been no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA), (iii) no such U.S. Employee Plan is in "at risk" status within the meaning of Section 303 of ERISA and (iv) no event described in Section 4062, 4063 or 4064 of ERISA has occurred.

        (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since October 1, 2016, none of the Acquired Corporations nor any of their respective current or former ERISA Affiliates has (i) incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, (ii) engaged in a transaction that is subject to Section 4069 of ERISA or (iii) is or has been a participating employer in any multiple employer plan, as defined in Section 413(c) of the Code, or any multiple employer welfare arrangement, as defined in Section 3(40) of ERISA.

        (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the U.S. Employee Plans (other than a Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the knowledge of the Company, nothing has occurred that would be reasonably expected to result in the loss of such qualification, (ii) each of the U.S. Employee Plans (other than a Multiemployer Plan) is, and has since October 1, 2016 been operated, in compliance with its terms and all applicable Law, including ERISA and the Code, (iii) there are no litigation or governmental administrative proceedings, audits or other proceedings or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any U.S. Employee Plan (other than a Multiemployer Plan) and (iv) all payments and/or contributions payable by any of the Acquired Corporations with respect to all U.S. Employee Plans either have been made or accrued in accordance with GAAP.

        (e)   To the knowledge of the Company, none of the Acquired Corporations has engaged in any breach of fiduciary responsibility or any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which would reasonably be expected to subject any of the Acquired Corporations to either a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any material liability under Section 502 of ERISA.

        (f)    Except as required by applicable Law or pursuant to a collective bargaining agreement, no Employee Plan provides retiree or post-employment medical, disability, life insurance or welfare benefits to any Person.

        (g)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each International Employee Plan is in compliance with its terms and applicable local Law and, to the knowledge of the Company, all such plans that are required to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions and applicable Law and (ii) as of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened material litigation relating to any International Employee Plan.

        (h)   Neither the execution and delivery of this Agreement, the Company Stockholder Approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event), (i) result in, or accelerate the time of, vesting or payment, funding or delivery of, or materially increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of any of the Acquired Corporations; (ii) limit the right of any of the Acquired Corporations to amend, merge or terminate any Employee Plan or related trust on or following the Effective Time or (iii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment" as defined in Section 280G of the Code.

        Section 3.16    Labor Matters.

        (a)   Part 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of any collective bargaining agreement or other Contract with a labor organization, works council or like organization that any of the Acquired Corporations is party to or otherwise bound by. To the knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organization or labor unions, to organize any employees of any of the Acquired Corporations.

        (b)   As of the date hereof, (i) there is no material strike, slowdown, work stoppage, lockout, walk out, job action, picketing or other labor dispute, pending, or, to the knowledge of the Company, threatened and (ii) there is no claim, grievance or complaint pending or, to the knowledge of the Company, threatened relating to wages and hours, leave of absence, plant closing notification, employment statute or regulation, workplace harassment, privacy right, labor dispute, workers' compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any current or former employee that involves a material liability or material potential liability, including charges of unfair labor practices (including equal employment opportunity Laws), or material complaints concerning terms and conditions of employment, occupational safety and health, affirmative action, employee privacy or harassment.

        (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Corporations are in compliance with all applicable Laws respecting labor, employment, fair employment and labor practices (including equal employment opportunity Laws), discrimination and harassment, retaliation, immigration, sexual harassment, terms and conditions of employment, workers' compensation, occupational safety and health, affirmative action, employee privacy, wages and hours, classification of workers and employees, notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable foreign, state, or local statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event), and wages and hours.

        Section 3.17    Environmental Matters.     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (a)   No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Legal Proceeding is pending and, to the knowledge of the Company, is threatened by any Governmental Body or other Person relating to or arising out of any failure of the Acquired Corporations to comply with any Environmental Law.

          (b)   The Acquired Corporations are and have been in compliance with all Environmental Laws and all Environmental Permits of the Acquired Corporations.

          (c)   There has been no release by the Acquired Corporations, or for which any of the Acquired Corporations would reasonably be expected to be liable by Company Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Acquired Corporations.

          (d)   There are no liabilities of the Acquired Corporations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in the basis for any such liability.

        Section 3.18    Insurance.     All material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers' compensation and employer liability, directors and officers and fiduciaries policies and other liability insurance policies maintained by the Acquired Corporations in effect as of the date hereof (collectively, the "Insurance Policies") provide full and adequate coverage for all normal risks incident to the business of the Acquired Corporations and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Insurance Policies are in full force and effect and all premiums due and payable under all such Insurance Policies have been paid, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.19    Transactions with Affiliates.     As of the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K, except as disclosed in the Company SEC Documents prior to the date of this Agreement.

        Section 3.20    Legal Proceedings; Orders.     (a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing against any of the Acquired Corporations and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order, which, in either case of (a) or (b), (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) would prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        Section 3.21    Authority; Binding Nature of Agreement.

        (a)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and, subject to the Company Stockholder Approval, to consummate the Merger, subject only to the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders' meeting duly called and held for such purpose (the "Company Stockholder Approval"). The Company Stockholder Approval is the only vote of the holders of any of the Company's capital stock necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.

        (b)   The Company Board (at a meeting duly called and held) has (i) determined that the Merger is fair and in the best interests of the Company and its stockholders and approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the requirements of the DGCL and other applicable Law and resolved to recommend adoption of this Agreement to the holders of Shares (the "Company Board Recommendation") and (ii) directed that this Agreement be submitted to the holders of Shares for their adoption.

        (c)   This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (clauses (i) and (ii), collectively, the "Bankruptcy and Equity Exception").

        Section 3.22    Section 203, Etc. Not Applicable.     Assuming the accuracy of each of Parent's and Merger Sub's representations and warranties set forth in Section 4.7, the Company Board has taken all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and the consummation of Merger and the other transactions contemplated by this Agreement. No (a) "fair price," "moratorium," "control share acquisition" or other similar Takeover Law, (b) anti-takeover provision in the Company Charter Documents or (c) stockholder rights plan (or similar plan commonly referred to as a "poison pill") is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

        Section 3.23    Non-Contravention; Consents.

        (a)   Assuming compliance with the applicable provisions of the DGCL, applicable Antitrust Laws and the listing requirements of the NYSE and the filing of the S-4 Registration Statement (including the Proxy Statement/Prospectus), the execution, delivery and performance of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated by this Agreement will not (i) result in any violation or breach of, or a default under, any provision of the Company Charter Documents or the charter or organizational documents of any of the other Acquired Corporations, (ii) assuming compliance with the matters described in Section 3.23(b), result in a violation or breach of any provision of any applicable Law or Order, (iii) result in any violation or breach of, or default under, or any loss of any benefit under, or result in termination or give to others any right of termination, acceleration or cancellation of any Material Contract or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any assets of any of the Acquired Corporations, with such exceptions, in the case of each of clauses (i), (ii), (iii) and (iv), as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

        (b)   Except for filings required by the Exchange Act, the Securities Act, the DGCL, the Antitrust Laws and the rules and regulations of the NYSE, and assuming the filing of the S-4 Registration Statement (including the Proxy Statement/Prospectus) and obtaining the Company Stockholder Approval and Parent Shareholder Approval, the Company is not required to give notice to, deliver any report to, make any filing with, or obtain any consent or waiver from any Governmental Body in connection with the execution, delivery and performance of this Agreement, including the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those notices, reports or filings that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.24    Fairness Opinion.     The Company Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Merrill Lynch, Pierce, Fenner & Smith Incorporated as financial advisor to the Company (the "Company Financial Advisor"), to the effect that, as of the date of such opinion, and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock is fair to such holders from a financial point of view. The Company will make available to Parent a signed copy of the fairness opinion as soon as practicable following the execution of this Agreement.

        Section 3.25    Financial Advisor.     Neither the Company nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed the Company Financial Advisor. The Company has disclosed to Parent the reasonable approximation of the amount of any and all brokerage fees, commissions or finder's fees incurred or expected to be incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

        Section 3.26    No Appraisal Rights.     No appraisal rights shall be available to the holders of Shares in connection with the Merger pursuant to the DGCL.

        Section 3.27    No Other Representations or Warranties.     Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Acquired Corporations or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or any of their respective businesses or (b) any oral or, except for the representations and warranties made by the Company in this Article III, written information made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the Parent SEC Documents filed with the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding part or subpart of the Parent Disclosure Schedule (it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any part or subpart of the Company Disclosure Schedule shall be deemed disclosure with respect to any other part or subpart to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub hereby represent and warrant to the Company as follows:

        Section 4.1    Due Organization.

        (a)   Parent is a corporation duly incorporated and validly existing and in active status under the laws of the State of Wisconsin. Parent has the corporate power and authority to own, lease and operate its properties and to carry on its business as it is now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensure is necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

        (b)   Parent does not own, directly or indirectly, any capital stock of, or any equity interest of, or any other security of any nature in, any other Entity, other than the Entities identified in Part 4.1(b)(ii) of the Parent Disclosure Schedule.

        (c)   Each Significant Subsidiary of Parent and Merger Sub is a legal entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each other Subsidiary of Parent is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, and each of the Subsidiaries of Parent has the corporate or other relevant organizational power and authority to own, lease and operate its properties and to carry on its business as it is now conducted, except where the failure to be so incorporated, organized, existing or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Each Subsidiary of Parent is duly qualified or licensed to do business as a foreign Entity and is in good standing in each jurisdiction where such qualification or licensure is necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent has delivered or made available to the Company or the

Company's Representatives prior to the date of this Agreement accurate and complete copies of the articles of incorporation, certificate of incorporation and bylaws, as applicable, of Parent and Merger Sub, including all amendments thereto, as in effect on the date hereof. Parent's and Merger Sub's articles of incorporation, certificate of incorporation and bylaws so delivered are in full force and effect.

        (d)   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement or as required to comply with applicable Law. The authorized capital stock of Merger Sub consists of one hundred (100) shares of common stock, without par value, of which one (1) share is validly issued and outstanding. Parent is the sole stockholder and owns all of the outstanding capital stock of Merger Sub.

        Section 4.2    Capitalization.     The authorized capital stock of Parent consists of 80,000,000 shares of Parent Class A Common Stock, 80,000,000 shares of class B common stock, par value $0.025 per share, 20,000,000 shares of class C common stock, par value $0.025 per share, and 500,000 shares of preferred stock, par value $0.01 per share. As of October 26, 2018, (x) 38,115,225 shares of Parent Class A Common Stock were issued and outstanding (inclusive of 2,342,259 Parent Restricted Shares and 231,789 shares of Parent Class A Common Stock underlying Parent DSUs) and 2,196,601 shares of Parent Class A Common Stock were held in Parent's treasury, (y) 13,556,858 shares of class B common stock of Parent were issued and outstanding and no shares of class B common stock of Parent were held in Parent's treasury and (z) no shares of class C common stock of Parent or preferred stock of Parent were issued and outstanding and 475,906 shares of class C common stock of Parent were held in Parent's treasury. As of the date of this Agreement, Parent has no shares of capital stock reserved for issuance, except that as of October 26, 2018, there were (a) 942,315 shares of Parent Class A Common Stock reserved for issuance pursuant to the vesting, exercise and settlement of Parent Options, (b) 114,018 shares of Parent Class A Common Stock reserved for issuance upon the settlement or vesting of Parent RSUs and (c) 231,789 shares of Parent Class A Common Stock reserved for issuance upon the settlement or vesting of Parent DSUs (which are already included in the number of shares outstanding above). All of the issued and outstanding Parent Shares have been, and all of the shares of Parent Class A Common Stock to be issued pursuant to the Merger will be when issued, duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights or rights of first refusal created by Law, Parent's organizational documents or any Contract to which Parent or any of its Subsidiaries is a party or by which it or its assets are bound. Except as set forth above, there are no outstanding preemptive or other outstanding rights, obligations, subscriptions, options, units, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, convertible securities, calls, commitments or similar derivative securities or agreements, arrangements or rights of any kind that obligate Parent to purchase or issue any shares of capital stock or other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon issuance of any shares of Parent Class A Common Stock in accordance with the terms of the Parent Equity Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrances created by Parent.

        Section 4.3    Authority; Binding Nature of Agreement.

        (a)   Parent and Merger Sub have, as applicable, the requisite corporate power and authority and have taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the Merger, subject only to (i) the Parent Shareholder Approval and (ii) the adoption of this Agreement by Parent as sole stockholder of Merger Sub (which will occur promptly following the execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Merger Sub, as applicable, and constitute the legal, valid and binding obligation of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, are enforceable against

Parent and Merger Sub, as applicable, in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. The Parent Shareholder Approval is the only vote of the holders of any of Parent's capital stock necessary to approve the Parent Share Issuance, as required by Section 312.03(c) of the NYSE Listed Company Manual.

        (b)   The Parent Board (at a meeting duly called and held) has (i) unanimously approved this Agreement, the Merger and the Parent Share Issuance, (ii) recommended that the shareholders of Parent approve the Parent Share Issuance and (iii) directed that the Parent Share Issuance be submitted to the consideration and vote of the shareholders of Parent at the Parent Shareholders Meeting (the "Parent Board Recommendation").

        Section 4.4    Non-Contravention; Consents.

        (a)   Assuming compliance with the applicable provisions of the DGCL, applicable Antitrust Laws and the listing requirements of the NYSE and the filing of the S-4 Registration Statement (including the Proxy Statement/Prospectus), the execution, delivery and performance of this Agreement by Parent and Merger Sub do not and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not (with or without notice or lapse of time, or both): (i) result in any violation or breach of, or a default under, any provision of the articles of incorporation, bylaws or certificate of organization, as applicable, of Parent or Merger Sub, (ii) assuming compliance with the matters described in Section 4.4(b), result in a violation or breach of any provision of any applicable Law or Order; (iii) result in any violation or breach of, or default under, or any loss of any benefit under, or result in termination or give to others any right of termination, acceleration or cancellation of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any asset of Parent or Merger Sub, with such exceptions, in the case of each of clauses (i), (ii), (iii) and (iv), as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

        (b)   Except for filings required by the Exchange Act, the Securities Act, the DGCL, the Antitrust Laws and the rules and regulations of NYSE, and assuming the filing of the S-4 Registration Statement (including the Proxy Statement/Prospectus) and obtaining the Company Stockholder Approval and Parent Shareholder Approval, Parent is not required to give notice to, deliver any report to, make any filing with, or obtain any consent or waiver from any Governmental Body in connection with the execution, delivery and performance of this Agreement, including the consummation by Parent or Merger Sub of the Merger, and the other transactions contemplated by this Agreement, except those notices, reports or filings that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.5    Legal Proceedings; Orders.     (a) There is no Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding Order, which, in either case of (a) or (b), (i) would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (ii) would prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

        Section 4.6    IT Systems.     Since October 1, 2016, there have been no security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents affecting the technology and computer systems and infrastructure, including software, hardware, middleware, networks, servers, workstations, and routers owned or used by Parent or its Subsidiaries, including information and transactions stored or contained therein or transmitted thereby, in a manner that, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect.

        Section 4.7    Ownership of Company Common Stock.     None of Parent or Merger Sub is, or at any time since October 1, 2016 has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of Parent's Affiliates directly or indirectly owns, and at all times since October 1, 2016, neither Parent nor any of Parent's Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares.

        Section 4.8    SEC Filings; Financial Statements.

        (a)   Since October 1, 2016, Parent has filed (or furnished) on a timely basis all reports, schedules, forms, statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed with (or furnished to) the SEC by Parent (such documents and any such additional documents filed with (or furnished to) the SEC after the date of this Agreement, the "Parent SEC Documents"). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last amendment, each Parent SEC Document complied, or if filed (or furnished) subsequent to the date of this Agreement, will comply, as to form in all material respects with the requirements of the Securities Act, the Exchange Act or Sarbanes-Oxley, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document. As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of such latest amendment, no Parent SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Parent SEC Document filed with (or furnished to) the SEC pursuant to the Exchange Act subsequent to the date of this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no amendments or modifications to the Parent SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.

        (b)   Each of the consolidated balance sheets included in or incorporated by reference into the Parent SEC Documents (including the related notes and schedules) and each of the consolidated statements of operations, cash flows and shareholders' equity (including any related notes and schedules) (i) complied as to form or will comply, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared, or will be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be noted therein or in the notes thereto) and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects, with respect to the consolidated balance sheets, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and, with respect to the consolidated statements of operations, cash flows and shareholders' equity their consolidated results of operations and cash flows for the periods presented therein (subject to notes and normal and year-end adjustments that will not be material in amount or effect in the case of any unaudited statements).

        (c)   Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent's assets that could have a material effect on Parent's financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent's auditors and the audit committee of the Parent Board: (i) any "significant deficiency" (as defined in Rule 12b-2 of the Exchange Act) in the design or operation of its system of internal controls over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and has identified for Parent's auditors or the audit committee of the Parent Board any "material weaknesses" (as defined in Rule 12b-2 of the Exchange Act) or (ii) any fraud, whether or not material, that involves Parent's management or other employees who have a significant role in Parent's internal control over financial reporting.

        (d)   Parent maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent's filings with the SEC and other public disclosure documents.

        (e)   Since October 1, 2016, (i) Parent has not received any written material complaint regarding accounting, internal accounting controls or auditing matters of Parent or any material written concerns from employees of Parent regarding questionable accounting or auditing matters with respect to Parent and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or audit committee thereof or to the chief legal officer of Parent pursuant to the rules of the SEC adopted under Section 307 of Sarbanes-Oxley.

        (f)    Parent is and has been in compliance in all material respects with the applicable listing and governance rules and regulations of NYSE.

        Section 4.9    Certain Business Practices.     (a) Each of Parent and its Subsidiaries is in compliance in all material respects with the FCPA and any other U.S. or foreign Law concerning anti-corruption or anti-bribery applicable to any of Parent or its Subsidiaries and (b) none of Parent or its Subsidiaries is, to the knowledge of Parent, being investigated by any Governmental Body with respect to, or been given notice in writing by a Governmental Body of, any violation by any of Parent or its Subsidiaries of the FCPA or any other U.S. or foreign Law concerning anti-corruption or anti-bribery applicable to any of Parent or its Subsidiaries. None of Parent or its Subsidiaries nor, to the knowledge of Parent, any Parent Associate acting for or on behalf of any of Parent or its Subsidiaries has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage that has resulted in a material violation of the FCPA and any other U.S. or foreign Law concerning anti-corruption or anti-bribery applicable to Parent or its Subsidiaries. For purposes of this provision, an "official or employee" includes any known official or employee of any directly or indirectly government-owned or -controlled entity, and any known officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

        Section 4.10    Labor Matters.

        (a)   Part 4.10(a) of the Parent Disclosure Schedule sets forth a true and complete list of any collective bargaining agreement or other Contract with a labor organization, works council or like organization that Parent or its Subsidiaries is party to or otherwise bound by. To the knowledge of Parent, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organization or labor unions, to organize any employees of Parent or any of its Subsidiaries.

        (b)   As of the date hereof, (i) there is no material strike, slowdown, work stoppage, lockout, walk out, job action, picketing or other labor dispute, pending, or, to the knowledge of Parent, threatened and (ii) there is no claim, grievance or complaint pending or, to the knowledge of Parent, threatened relating to wages and hours, leave of absence, plant closing notification, employment statute or regulation, workplace harassment, privacy right, labor dispute, workers' compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any current or former employee that involves a material liability or material potential liability, including charges of unfair labor practices (including equal employment opportunity Laws), or material complaints concerning terms and conditions of employment, occupational safety and health, affirmative action, employee privacy or harassment.

        (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment and labor practices (including equal employment opportunity Laws), discrimination and harassment, retaliation, immigration, sexual harassment, terms and conditions of employment, workers' compensation, occupational safety and health, affirmative action, employee privacy, wages and hours, classification of workers and employees, notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any other similar applicable foreign, state, or local statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event), and wages and hours.

        Section 4.11    Privacy Policies.     Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and its Subsidiaries (i) have privacy policies regarding the collection and use of Personal Information and (ii) since October 1, 2016 have complied with their respective privacy policies and all applicable Laws regarding information privacy and security and the collection, use, disposal, disclosure, maintenance and transmission of Personal Information in connection with business and operations of the Parent and its Subsidiaries. Since October 1, 2016, there has been no unauthorized access to or misuse of any Personal Information maintained by or on behalf of the Parent or its Subsidiaries in a manner that, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect.

        Section 4.12    Absence of Changes.     Since the filing of Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, (a) Parent has conducted its business in the ordinary course and (b) there has not been any effect, change, event, occurrence, development, circumstance, condition or state of facts that, individually or in the aggregate, has had, or would reasonably expected to have a Parent Material Adverse Effect.

        Section 4.13    Compliance with Laws; Licenses; Regulatory Matters.

        (a)   Except as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement, the businesses of Parent and its Subsidiaries are and, since October 1, 2016, have been in compliance with all applicable Law.

        (b)   Each of Parent and its Subsidiaries is in compliance in all material respects with relevant sanctions and export control Laws and regulations applicable to Parent and its Subsidiaries, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by OFAC, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (c)   None of Parent or its Subsidiaries is the subject of any pending or, to Parent's knowledge, threatened (in writing) investigation by any other Governmental Body, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

        (d)   Parent and its Subsidiaries each has all material permits, clearances, authorizations, licenses, registrations and other Governmental Authorizations required by any foreign or domestic Governmental Body to permit the conduct of its business as currently conducted and all such Governmental Authorizations are valid and in full force and effect, except where such failure to have or be valid and in full force and effect, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.14    Liabilities.     There are no liabilities or obligations of Parent or any of its Subsidiaries, whether or not accrued, contingent or otherwise, required to be disclosed on a balance sheet prepared in accordance with GAAP, except for: (a) liabilities and obligations reflected on Parent's consolidated balance sheets (including any related notes) included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017; (b) liabilities and obligations incurred in the ordinary course of business since December 31, 2017; (c) liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (d) liabilities and obligations incurred in connection with the Merger and the other transactions contemplated by this Agreement.

        Section 4.15    Financing.     Parent has provided the Company with a correct and complete copy of a fully executed debt commitment letter and term sheets, including all exhibits, schedules or amendments thereto as of the date of this Agreement (as it may be amended from time to time, the "Debt Commitment Letter", together with the customary fee letter(s) referred to below), dated as of the date hereof, from its lenders party thereto pursuant to which such lenders have committed, subject to the terms and conditions set forth therein, to provide the financing commitments specified therein. Except for the Debt Commitment Letter, as of the date of this Agreement, Parent is not party to any Contract relating to the funding of such financing (except for customary fee letters, fee credit letters, and engagement letters, correct and complete copies of which have been delivered by Parent to the Company on or prior to the date of this Agreement (other than with respect to redacted fees, fee amounts, pricing terms, pricing caps, "market flex" provisions and other economic terms) that do not contain provisions that impose any additional conditions to the funding of the financing not otherwise set forth in the Debt Commitment Letter). The obligations of the lenders party to the Debt Commitment Letter to fund the commitments under the Debt Commitment Letter are not subject to any conditions other than as set forth in the Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, and constitutes the legal, valid and binding obligation of Parent and each of the other parties thereto, and has not been terminated. Prior to the date hereof, the commitment contained in the Debt Commitment Letter has not been withdrawn or rescinded in any respect (and no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect. As of the date hereof, Parent is not in breach of any of the terms or conditions set forth in the Debt Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach by

Parent or failure by Parent to satisfy a condition precedent set forth therein. As of the date hereof, Parent has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Debt Commitment Letter. The aggregate proceeds contemplated by the Debt Commitment Letter, together with available cash on hand of Parent, shall be sufficient to enable Parent to complete the Merger and to satisfy the obligations of Parent under this Agreement, including any outstanding indebtedness of the Company required in connection with the Merger or as otherwise contemplated by this Agreement and the Debt Commitment Letter and any fees and expenses in connection thereof.

        Section 4.16    Fairness Opinion.     The Parent Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of J.P. Morgan Securities LLC as financial advisor to Parent (the "Parent Financial Advisor"), to the effect that, as of the date of such opinion, and subject to the factors and assumptions set forth therein, the Exchange Ratio provided for in this Agreement is fair to Parent from a financial point of view. Parent will make available to the Company a signed copy of the fairness opinion as soon as practicable following the execution of this Agreement.

        Section 4.17    Takeover Statutes.     No (a) "fair price," "moratorium," "control share acquisition" or other similar Takeover Law or (b) anti-takeover provision in the articles of incorporation or bylaws of Parent is applicable to Parent, Merger Sub, the shares of Parent Class A Common Stock to be issued in connection with the Merger or the other transactions contemplated by this Agreement.

        Section 4.18    Brokers.     With the exception of the engagement of the Parent Financial Advisor and BDT & Company, LLC by Parent, whose fees will be paid by Parent, no agent, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 4.19    Transactions with Affiliates.     As of the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K, except as disclosed in the Parent SEC Documents prior to the date of this Agreement.

        Section 4.20    No Other Representations and Warranties.     Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by Parent or Merger Sub in this Article IV, written information made available to the Company or any of its Affiliates or Representatives in the course of their evaluation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Article V

CERTAIN COVENANTS OF THE PARTIES

        Section 5.1    Access and Investigation.

        (a)   Subject to applicable Law and the other provisions of this Section 5.1, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement (the "Pre-Closing Period"), upon reasonable advance notice to the other party, the Company and Parent each shall, and shall cause their respective Subsidiaries to: afford the other party and its Representatives reasonable access during its normal business hours to its officers, employees, agents, properties, offices and other facilities and to all existing books, Contracts, records, work papers (upon receipt of any required consents from any party) and other documents and information concerning its business, properties and personnel as may be reasonably requested. All requests for information made pursuant to this Section 5.1(a) shall be directed to the executive officer or other Person designated by the Company or Parent, as applicable. In addition, during the Pre-Closing Period, the Company shall, and shall cause the other Acquired Corporations to, (A) furnish, as promptly as reasonably practicable, to Parent a copy of all interim financial statements prepared in the ordinary course of business as the same become available and (B) subject to applicable Law, cooperate with Parent as it reasonably requests to assist Parent in planning to implement Parent's plans for conducting the combined operations of Parent and its Subsidiaries, together with the Acquired Corporations, after the Effective Time; provided, however, that in no event shall any action described in clauses (A) and (B) interfere unreasonably with the normal operation of the business of the Company. With respect to the information disclosed pursuant to this Section 5.1, the Company and Parent shall each comply with, and shall instruct their respective Representatives to comply with, all of its confidentiality and non-use obligations under the Confidentiality Agreement dated May 23, 2018, between the Company and Parent and the Clean Team Confidentiality Agreement dated October 4, 2018 between the Company and Parent (collectively, the "Confidentiality Agreement"). Notwithstanding anything herein to the contrary, none of the Company, Parent or Merger Sub shall, and shall cause their respective Representatives not to, contact any customer or vendor of the other party in connection with the Merger or any of the other transactions contemplated by this Agreement without the other party's prior written consent, and the Company, Parent and Merger Sub each acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company, Parent or Merger Sub, as applicable, and nothing in this Section 5.1(a) shall limit the ability of the Company and Parent to continue to compete with each other for customers.

        (b)   Nothing in Section 5.1(a) shall require the Company or Parent to permit any access or to disclose or otherwise make available any information to the other party (or to take any actions otherwise required to be taken by it under Section 5.1(a)) if such disclosure or action would, in its reasonable discretion based on the advice of counsel, (i) jeopardize any attorney client or other legal privilege (provided, that it will nonetheless provide the other party and its applicable Representatives with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby) or (ii) result in the disclosure of any trade secrets of any third parties or contravention of any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, including any confidentiality agreement to which such party or its Affiliates is a party (provided, that it shall use its reasonable best efforts to promptly obtain the consent of any such agreement's counterparty to such inspection or disclosure). The Company and Parent will each use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate any information requested pursuant to Section 5.1(a) as competitively sensitive material that is to be exchanged pursuant to the Clean Team Confidentiality Agreement or provided to the other as "Outside Counsel Only Material" or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties.

        (c)   No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent or Merger Sub set forth in this Agreement.

        Section 5.2    Conduct of the Parties.

        (a)   Operation of the Company's Business.    During the Pre-Closing Period, except (w) as expressly required under this Agreement, (x) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (y) as required by applicable Law or (z) as specifically set forth in Part 5.2(a) of the Company Disclosure Schedule, the Company shall conduct, and shall cause each of the other Acquired Corporations to conduct, its business and operations in the ordinary course of business in all material respects and shall use commercially reasonable efforts to (A) preserve intact the business organization and material assets of the Acquired Corporations, (B) keep available the services of the present officers and key employees of the Acquired Corporations and (C) maintain existing relations and goodwill with customers, suppliers, licensors, licensees and distributors. Without limiting the generality of the foregoing, during the Pre-Closing Period, except (1) as specifically required under this Agreement, (2) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (3) as required by applicable Law or (4) as set expressly forth in Part 5.2(a) of the Company Disclosure Schedule, the Company shall not and shall not permit any of the other Acquired Corporations to:

            (i)  declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or other securities, other than dividends or distributions between or among any of the Acquired Corporations to the extent in the ordinary course of business and the Company's regular quarterly dividends, not to exceed $0.26 per share per quarter payable in cash and declared and paid consistent with prior timing;

           (ii)  directly or indirectly repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, including any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security, other than acquisitions by the Company of Shares in satisfaction by holders of Company Equity Awards of the exercise price and/or withholding taxes or as a result of forfeiture, as applicable;

          (iii)  sell, issue, grant or authorize the issuance or grant of any capital stock or other security of any of the Acquired Corporations, including (A) any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security of any of the Acquired Corporations and (B) any instrument convertible into or exchangeable for any capital stock or other security of any of the Acquired Corporations, in each case, other than (y) the issuance of shares of capital stock or other securities by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (z) the issuance of Shares upon the exercise of Company Options or the vesting of other Company Equity Awards that are outstanding on the date of this Agreement in accordance with their terms and the Company Equity Plans as in effect on the date of this Agreement (or as may be amended or granted or awarded not in violation of this Agreement);

          (iv)  split, subdivide, combine or reclassify the outstanding shares of capital stock of the Company or enter into any agreement with respect to voting of any of the capital stock or other securities of any of the Acquired Corporations or any securities convertible into or exchangeable for any of the capital stock or other securities of any of the Acquired Corporations, other than acquisitions by the Company of Shares in satisfaction by holders of Company Equity Awards of the exercise price and/or withholding taxes or as a result of forfeiture, as applicable;

           (v)  except as required pursuant to an Employee Plan in effect as of the date of this Agreement (or as may be implemented or amended not in violation of this Agreement), (A) enter into, establish, adopt, materially amend or modify or terminate any Employee Plan or any other arrangement that would have constituted an Employee Plan had it been in effect as of the date of this Agreement, (B) take any action to materially amend, modify or waive any of its rights under, or accelerate the vesting criteria or vesting requirements of payment of, or fund or in any other way secure the payment of, any compensation or benefit under, any collective bargaining agreement or any Employee Plan, (C) increase in any manner the compensation of any Company Associate (except for increases in base salary and base wages (other than salary and wage increases related to promotions, changes in salary and wage rates for new hires, and internal equitable adjustments) in the ordinary course of business that do not exceed $20,000,000 in the aggregate for all employees who are not participants in the Key Employee Severance Plan and the payment of annual bonuses as contemplated in Part 5.2(a)(v) of the Company Disclosure Schedule), (D) issue or forgive any loans (other than routine travel advances or similar business expense advances issued in the ordinary course of business, and the use of credit cards of any of the Acquired Corporations in accordance with the express terms of the applicable Acquired Corporation's written policy with respect thereto in effect as of the date of this Agreement) to Company Associates, (E) accelerate any payment or benefit payable or to become payable, or the funding of any benefit or payment, to any Company Associate, (F) waive, release or condition any non-compete, non-solicit, non-disclosure, confidentiality or other restrictive covenant owed to any of the Acquired Corporations by any Company Associate, (G) hire any employee whose base salary or base wages exceeds $150,000 per year, (H) terminate, other than for cause, the employment or engagement of any Company Associate whose base salary or base wages exceeds $150,000 per year or (I) withdraw from any Multiemployer Plan;

          (vi)  amend, modify or waive any provision of, or permit the adoption of any amendment to, the Company Charter Documents or any of the organizational or charter documents of any of the Acquired Corporations, other than in immaterial respects in relation to any Subsidiary of the Company;

         (vii)  incur, repurchase, assume or guarantee any Indebtedness or enter into any arrangement having the effect of the foregoing except (x) for borrowings under the Credit Facility in the ordinary course of business not to exceed the maximum amount permitted to be incurred by the terms of the Credit Facility (as in effect on the date hereof), (y) other Indebtedness not for borrowed money incurred in the ordinary course of business and to the extent not prohibited by the Credit Facility, or (z) in respect of Indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

        (viii)  acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, other than in a transaction between two wholly owned Subsidiaries of the Company or between a wholly owned Subsidiary of the Company and the Company;

          (ix)  other than as provided by and consistent with the Company's capital budget set forth in Part 5.2(a)(ix) of the Company Disclosure Schedule, make any capital expenditures;

           (x)  other than as set forth in Parts 5.2(a)(viii) and 5.2(a)(ix) of the Company Disclosure Schedule, (A) acquire, license or sublicense any material asset, including material Intellectual Property Rights, from any other Person (other than in the ordinary course of business), (B) sell or otherwise dispose of, or grant any lease, license or sublicense, in or to, any business product line or material asset, including material Intellectual Property Rights, to any other Person (other than in the ordinary course of business), (C) waive or relinquish, abandon, allow to lapse or encumber (except for any Permitted Encumbrance) any business product line or material asset, including material Intellectual Property Rights or (D) enter into any new line of business other than lines of business reasonably related to or ancillary to any existing line of business, other than, in the case of clauses (B) and (C), pursuant to transactions where the amount of consideration paid or transferred in connection with such transaction would not exceed $1,000,000 individually or $2,500,000 in the aggregate;

          (xi)  other than in the ordinary course of business, (A) enter into any Contract that would have been a Material Contract of the type described in clauses (i), (ii), (iii), (v) or (vi) of Section 3.8(a) or any Lease Agreement (collectively, the "Restrictive Contracts") had it been entered into prior to this Agreement, (B) amend or waive any material rights pursuant to or in any Restrictive Contract or the Credit Facility or (C) terminate any Restrictive Contract or the Credit Facility, other than (x) expirations of any such Restrictive Contract in accordance with the terms of such Contract or (y) non-exclusive licenses, covenants not to sue, releases or waivers or other rights under Intellectual Property Rights owned by the Company or any of its Subsidiaries, in each case, granted in the ordinary course of business;

         (xii)  (A) materially change any of its accounting methods, policies or procedures unless required by GAAP or applicable Law or (B) make any material Tax election or change any material Tax election already made, change any material Tax accounting method, amend any material Tax Return, change any material Tax accounting method, enter into any material closing agreement, settle any claim or assessment relating to material Taxes, consent to any claim or assessment relating to material Taxes or, other than in the ordinary course of business, consent to any waiver of the statute of limitations for any such claim or assessment;

        (xiii)  settle or compromise any Legal Proceedings requiring the payment of any amount other than settlements in the ordinary course of business involving the payment of an amount less than $500,000 individually or $2,000,000 in the aggregate or on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries or a finding or admission of a violation of Law or violation of the rights of any Person;

        (xiv)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations (other than the Merger or any such transactions among the Company's wholly-owned Subsidiaries);

         (xv)  enter into any collective bargaining, agreement to form a work council or other union or similar agreement or commit to enter into any such agreements;

        (xvi)  except in connection with actions permitted by Section 5.3 and Article VII, (A) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement or (B) take any action that would reasonably be expected to, individually or in the aggregate, prevent or materially impair the consummation of the Merger, or the other transactions contemplated by this Agreement; or

       (xvii)  agree or commit to take, or authorize, recommend, propose or announce an intention to take, any of the foregoing actions described in clauses (i) through (xvi) of this Section 5.2(a).

        (b)    Operations of Parent's Business.     During the Pre-Closing Period, except as (x) set forth in Part 5.2(b) of the Parent Disclosure Schedule, (y) specifically required by this Agreement or (z) required by Law, Parent shall not, and shall not permit any of its wholly owned Subsidiaries, including Merger Sub, to, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned):

            (i)  declare, accrue, set aside, pay or make any dividends or other distributions (whether in cash, stock, property or otherwise) on or in respect of any of its capital stock, other than (y) dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to Parent or to another direct or indirect wholly owned Subsidiary of Parent to the extent in the ordinary course of business, (z) regular quarterly dividends not to exceed $0.30 per share per quarter payable in cash, declared and paid consistent with prior timing;

           (ii)  make any repurchase or other acquisitions of any outstanding shares of capital stock of Parent, other than (A) repurchases or other acquisitions of Parent Class A Common Stock in open market transactions at market prices or (B) acquisitions by Parent of Parent Class A Common Stock in satisfaction by holders of Parent Options, Parent Restricted Shares, Parent RSUs or Parent DSUs of the exercise price and/or withholding taxes or as a result of forfeiture, as applicable;

          (iii)  issue, sell, dispose of or grant, or authorize the issuance, sale, disposition or grant of, any shares of any class of its capital stock, except upon the vesting of restricted stock units or deferred stock units or the exercise of options, warrants, convertible securities or other rights of any kind to acquire any of its capital stock; provided, however, that the foregoing shall not prohibit issuances of capital stock, restricted stock, restricted stock units, deferred stock units, options, warrants, convertible securities or other rights of any kind to acquire any of its capital stock (A) as part of Parent Associate compensation in the ordinary course of business or (B) pursuant to the terms of any employee benefit plan or arrangement or any employment or other compensation Contract in effect as of the date of this Agreement (or established or entered into in the ordinary course of business following the date of this Agreement);

          (iv)  split, subdivide, combine or reclassify the shares of capital stock of Parent, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any shares of the capital stock of Parent;

           (v)  amend Parent's articles of incorporation or bylaws (whether by merger, consolidation or otherwise);

          (vi)  take or omit to take any action that causes the Parent Class A Common Stock to cease to be eligible for listing on the NYSE;

         (vii)  acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or any business or division thereof, or otherwise acquire any assets, unless (x) such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction does not involve the issuance, sale, disposition or grant of any shares of any class of its capital stock or (y) such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not reasonably be expected to (A) impose any material delay in the obtaining of, or increase in any material respect the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Body necessary to consummate the Merger or the expiration or termination of any applicable waiting or approval period, (B) increase the risk in any material respect of any Governmental Body entering an order prohibiting the consummation of the Merger or (C) increase in any material respect the risk of not being able to remove any such order on appeal or otherwise;

        (viii)  take any action in respect of, effect or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Merger or any such transactions among Parent's wholly-owned Subsidiaries);

          (ix)  take any action that would reasonably be expected to, individually or in the aggregate, prevent or materially impair the consummation of the Merger, or the other transactions contemplated by this Agreement or impact Parent's ability to take the actions set forth in Section 6.13 or any other actions required to consummate the Merger;

           (x)  (A) materially change any of its accounting methods, policies or procedures unless required by GAAP or applicable Law or (B) make any material Tax election or change any material Tax election already made, change any material Tax accounting method, amend any material Tax Return, change any material Tax accounting method, enter into any material closing agreement, settle any claim or assessment relating to material Taxes, consent to any claim or assessment relating to material Taxes or, other than in the ordinary course of business, consent to any waiver of the statute of limitations for any such claim or assessment; or

          (xi)  agree or commit to take any of the foregoing actions described in clauses (i) through (viii) of this Section 5.2(b).

        (c)   Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party's operations prior to the Effective Time. Prior to the Effective Time, each party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations. Notwithstanding anything in this Agreement to the contrary, no consent of Parent or the Company shall be required with respect to any matter set forth in this Section 5.2 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon the advice of legal counsel, violate applicable Antitrust Law. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to require compliance by any party if such compliance would result in the violation of any rule, regulation or policy of any applicable Law.

        Section 5.3    No Solicitation.

        (a)   Until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.1:

            (i)  except as expressly permitted by this Section 5.3 or Section 5.4, the Company shall not, and shall cause its Subsidiaries not to, and shall direct and use reasonable best efforts to cause its Representatives and its Subsidiary's Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub), (A) solicit, initiate, make, knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding, furnish to any Third Party non-public information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, relating to, or as would reasonably be expected to lead to, an Acquisition Proposal, (C) enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, Contract, commitment or agreement in principle or other similar agreement relating to, or that would reasonably be expected to lead to, an Acquisition Proposal (other than an Acceptable Confidentiality Agreement to the extent permitted by Section 5.3(b)) (an "Acquisition Agreement"), (D) take any action to make the provisions of any Takeover Law inapplicable to any transactions contemplated by an Acquisition Proposal or (E) propose publicly or agree to do any of the foregoing; and

           (ii)  the Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' Representatives to, (A) immediately cease and terminate any existing solicitation, activity, discussion or negotiation with any Third Party theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal and (B) use reasonable best efforts to cause any such Third Party (and its Representatives) in possession of confidential information about any of the Acquired Corporations to return or destroy all such information.

Notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may in any event (x) seek to clarify the terms and conditions of any inquiry or proposal to determine whether such inquiry or proposal constitutes a bona fide Acquisition Proposal and (y) inform a Third Party that makes an Acquisition Proposal of the restrictions imposed by the provisions of this Section 5.3 (without conveying, requesting or attempting to gather any other information (except as otherwise specifically permitted hereunder)).

        (b)   Notwithstanding anything to the contrary in this Agreement, if, at any time prior to the time the Company Stockholder Approval is obtained, (i) the Company receives a bona fide written Acquisition Proposal, (ii) such Acquisition Proposal did not result from a material breach of Section 5.3(a), (iii) the Company Board reasonably determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and (iv) the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may, prior to obtaining the Company Stockholder Approval, directly or indirectly through its Representatives, (A) furnish information and data with respect to the Company and the Subsidiaries of the Company to the Third Party making such Acquisition Proposal and provide access to the businesses, properties, assets and personnel of the Company and its Subsidiaries to such Third Party pursuant to an Acceptable Confidentiality Agreement and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company shall, and shall cause its Representatives to, substantially concurrently with the time such information or data is provided or made accessible to such Third Party, provide to Parent any information or data concerning the Company or the Subsidiaries of the Company or access provided to such Third Party that was not previously provided to Parent.

        (c)   From and after the date of this Agreement, the Company shall as promptly as reasonably practicable (and in any event within forty-eight (48) hours) in writing notify Parent of any proposals or offers received by, any information or access requested from, or any negotiations or discussions sought to be initiated or continued with the Company, any of its Subsidiaries or any Representatives of the Company or any of its Subsidiaries, in each case, in connection with, or which would reasonably be expected to lead to, an Acquisition Proposal, which notification shall identify the name of the Third Party making such proposal or request or seeking such negotiations or discussions and the material terms and conditions of such proposal or request and include copies of all material correspondence and written materials provided to the Company, its Subsidiaries or any Representatives of the Company or its Subsidiaries relating to such Acquisition Proposal. The Company shall (i) keep Parent reasonably informed on a prompt basis of the status of any developments, discussions or negotiations regarding any such Acquisition Proposal and the terms and conditions thereof (including any material change in the terms and conditions thereof) and (ii) within twenty-four (24) hours of receipt or delivery thereof, provide Parent and its outside legal counsel with a copy of all material documentation relating to such Acquisition Proposal that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Subsidiaries or Representatives of the Company or its Subsidiaries).

        (d)   The Company shall not terminate, amend, modify or waive any provision of any confidentiality, "standstill" or similar agreement to which the Company or any of its Subsidiaries is a party, except if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

        (e)   Nothing contained in this Section 5.3 or Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) and/or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any legally required disclosure to the Company's stockholders with regard to the transactions contemplated by this Agreement or (ii) making any disclosure to the Company's stockholders if, the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that any such disclosure (other than issuance by the Company of a "stop, look and listen communication" or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act) that has the substantive effect of withdrawing or adversely modifying the Company Board Recommendation shall be deemed to be a Company Adverse Change Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c), unless the Company reaffirms the Company Board Recommendation.

        Section 5.4    Company Recommendation.

        (a)   Except as provided in Section 5.3(e) and Section 5.4(b), none of the Company, the Company Board or any committee thereof shall (i) withhold, fail to include in (or remove from) the Proxy Statement/Prospectus, withdraw, adversely qualify or modify (or resolve, determine or propose publicly to withhold, fail to include in (or remove from) the Proxy Statement/Prospectus, withdraw, adversely qualify or modify) the Company Board Recommendation, (ii) adopt, approve, recommend, submit to stockholders or declare advisable (or resolve, determine or propose publicly to adopt, approve, recommend, submit to stockholders or declare advisable) any Acquisition Proposal, including any Superior Proposal (any action described in clauses (i) and (ii) being referred to as a "Company Adverse Change Recommendation") or (iii) execute or enter into, or propose publicly to execute or enter into, an Acquisition Agreement (other than an Acceptable Confidentiality Agreement to the extent permitted by Section 5.3(b)).

        (b)   Notwithstanding the provisions of Section 5.3 and Section 5.4(a), at any time prior to the time the Company Stockholder Approval is obtained, the Company Board may, in response to a Superior Proposal received by the Company after the date of this Agreement, (x) make a Company Adverse Change Recommendation in connection therewith and/or (y) terminate this Agreement pursuant to Section 8.1(g), take the actions set forth in Section 5.3(a)(i)(D), pay the Termination Fee and enter into a definitive agreement with respect to such Superior Proposal, provided that any action described in this Section 5.4(b) may be taken if and only if:

            (i)  the Company receives a bona fide Acquisition Proposal that did not result from a material breach of Section 5.3(a) or Section 5.4(a);

           (ii)  the Company Board shall have determined in good faith, after consultation with the Company Financial Advisor and the Company's outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, and after consultation with the Company's outside legal counsel, that the failure to take such action with respect to such Superior Proposal would be inconsistent with the fiduciary duties of the Company Board under applicable Law;

          (iii)  Parent shall have received from the Company prior written notice of the Company's express intention to approve or recommend or enter into a definitive agreement with respect to the Superior Proposal at least five (5) business days prior to the date of such approval, recommendation or entry; and

          (iv)  (A) the Company shall have provided to Parent in writing the material terms and conditions of the Superior Proposal and copies of all material documents relating to the Superior Proposal; (B) the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate in good faith with Parent) during the five (5) business day period provided in the foregoing clause (iii) of this Section 5.4(b) with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, so that the Superior Proposal would no longer constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments and (C) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel and the Company Financial Advisor, the Company Board shall have determined in good faith that the Superior Proposal remains a Superior Proposal, and after consultation with the Company's outside legal counsel, that the failure to approve or recommend or enter into a definitive agreement with respect to the Superior Proposal would be inconsistent with the fiduciary duties of the Company Board under applicable Law.

Notwithstanding the foregoing, any material amendment to the Superior Proposal shall be deemed to be a new Acquisition Proposal that is a Superior Proposal for purposes of this Section 5.4(b) and the Company shall again comply with the provisions of this Section 5.4(b) (except that any reference to five (5) business days shall instead be three (3) business days).

Article VI

ADDITIONAL COVENANTS OF THE PARTIES

        Section 6.1    Filings and Approvals.

        (a)   Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Body, including under the Antitrust Laws, in order to consummate the Merger and the other transactions contemplated by this Agreement.

        (b)   In furtherance and not in limitation of the foregoing, each of the Company and Parent (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than the date that is fifteen (15) business days after the date of this Agreement, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement; (ii) use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act; (iii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances, registrations and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iv) as promptly as reasonably practicable provide such information as may reasonably be requested by the DOJ or the FTC under the HSR Act or by any other Governmental Body under any other applicable Antitrust Laws in connection with the Merger and the other transactions contemplated by this Agreement as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period and (v) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Merger and the other transactions contemplated by this Agreement.

        (c)   Parent and the Company shall jointly devise and implement the strategy for all filings, notifications, submissions and communications in connection with any filing, notice, petition, statement, registration, submission of information, application or similar filing subject to this Section 6.1. In that regard, subject to applicable Law, in advance and to the extent practicable, each of Parent or the Company, as the case may be, will consult the other on all written submissions made with any Governmental Body in connection with the Merger and the other transactions contemplated by this Agreement and shall consider in good faith all comments proposed by Parent or the Company, as the case may be; provided, however, that if review of any competitively sensitive information would be required to be provided in connection with any HSR Act filing or second request (or similar process) such information shall be provided solely to those individuals acting as outside antitrust counsel for the other parties provided that such counsel shall not disclose such information to such other parties or to non-antitrust counsel and shall enter into a common interest or joint defense agreement with the providing party. No party shall be obligated to provide to any other party any portion of its or its Affiliates' HSR Act filing that is not customarily furnished to other parties in connection with filings under the HSR Act, subject to applicable Law. Without limiting the generality of anything contained in this Section 6.1, each party hereto shall (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding and (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Body to the extent regarding the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry, investigation, action or Legal Proceeding, and provide a copy of all written communications with respect thereto. In addition, except as may be prohibited by any Governmental Body or by any applicable Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Merger and the other transactions contemplated by this Agreement, each party hereto will permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

        (d)   Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall have any obligation to enter into any consent decree, hold separate orders, trust or other agreement that would require (i) the divestiture, sale, license, transfer, assignment or other disposition of assets or businesses of Parent and/or the Company and/or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent and/or the Company and/or any of their respective Subsidiaries or (iii) creating, consenting or agreeing to create any relationships, ventures, contractual rights, obligations, behavioral undertakings, transition service agreements, tolling agreements, or other arrangements of Parent and/or the Company and/or any of their respective Subsidiaries.

        (e)   In the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Merger and the other transactions contemplated by this Agreement and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the Merger and the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

        Section 6.2    Company Equity Awards.

        (a)   Company Options.    At the Effective Time, each then-outstanding Company Option, whether vested or unvested or exercisable or unexercisable, granted under the Company Equity Plans, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Shares and shall be converted into an option to purchase a number of shares of Parent Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Shares underlying such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and number of shares of Parent Class A Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time.

        (b)   Company Restricted Shares.    At the Effective Time, any vesting conditions applicable to each outstanding Share subject to vesting restrictions, performance conditions and/or forfeiture or repurchase by the Company ("Company Restricted Shares") under the Company Equity Plans shall, automatically and without any required action on the part of the holder thereof, accelerate in full and shall be converted into, and become exchanged for the Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting), pursuant to Section 2.1(d).

        (c)   Company RSUs.    At the Effective Time, (A) any vesting conditions applicable to each outstanding restricted stock unit (a "Company RSU") granted prior to the date of this Agreement under the Company Equity Plans, shall, automatically and without any required action on the part of the holder thereof, accelerate in full and (B) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), the Merger Consideration (less applicable Taxes required to be withheld with respect to such payment), pursuant to Section 2.1(d); provided that, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Equity Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

        (d)   2019 Company RSUs.    At the Effective Time, each outstanding Company RSU granted after the date of the Agreement in accordance with the provisions set forth in Part 5.2(a)(iii) of the Company Disclosure Schedule, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in Shares and shall be converted into a restricted stock unit denominated in shares of Parent Class A Common Stock (a "Converted Parent RSU"). The number of shares of Parent Class A Common Stock subject to each such Converted Parent RSU shall be equal to the product (rounded down to the nearest whole number) of (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such Converted Parent RSU shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Company RSU immediately prior to the Effective Time.

        (e)   Company PSUs.    At the Effective Time, (A) any vesting conditions applicable to each outstanding performance stock unit (a "Company PSU") under the Company Equity Plans, shall, automatically and without any required action on the part of the holder thereof, accelerate in full and (B) each Company PSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company PSU to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), an amount of Merger Consideration equal to (x) the number of Shares subject to such Company PSU immediately prior to the Effective Time based on (i) for Company PSUs granted in 2017, based on performance that was determined at the end of the 2017 performance period and (ii) for Company PSUs granted in 2018, the higher of target performance and actual performance through the Effective Time as reasonably determined by the human resources committee of the Company Board (the "Company Human Resources Committee"), multiplied by (y) the Merger Consideration (less applicable Taxes required to be withheld with respect to such payment); provided that, with respect to any Company PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Equity Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

        (f)    Company Phantom Shares.    At the Effective Time, each outstanding share of phantom stock (a "Company Phantom Share") under the Company Directors' Plan shall, automatically and without any required action on the part of the holder thereof, be converted into an award entitling the holder to receive an amount in cash equal to the value of the Merger Consideration (determined based on the closing price of a share of Parent Class A Common Stock on the Closing Date) with respect to each Company Phantom Share, which amount shall be payable in accordance with the terms of such Company Directors' Plan and the applicable election thereunder.

        (g)   Company Actions.    At or prior to the Effective Time, the Acquired Corporations, the Company Board and/or the Company Human Resources Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (x) effectuate the treatment of Company Options, Company Restricted Shares, Company RSUs, Company PSUs and Company Phantom Shares pursuant to this Section 6.2 and (y) ensure that, from and after the Effective Time, neither Parent nor the Surviving Company will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards after the Effective Time.

        (h)   Parent Actions.    At or prior to the Effective Time, Parent, the Parent Board and/or the compensation committee of the Parent Board, as applicable, shall take all actions that are necessary for the assumption of the Company Options pursuant to Section 6.2(a), including the reservation, issuance (subject to Section 6.2(g)) and listing of Parent Class A Common Stock as necessary to effect the transactions contemplated by this Section 6.2. If registration of any plan interests in the Company Equity Plans or other Employee Plans or the shares of Parent Class A Common Stock issuable thereunder is required under the Securities Act, Parent shall file with the SEC on the Closing Date a registration statement on Form S-8 with respect to such interests or Parent Class A Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Company Equity Plans or other Employee Plans, as applicable, remain in effect and such registration of interests therein or the shares of Parent Class A Common Stock issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to the respective Company Equity Plans and agreements evidencing the grants of such Company Options, and stating that such Company Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.2 after giving effect to the Merger and the terms of the Company Equity Plans).

        Section 6.3    Employee Benefits.

        (a)   Parent agrees that each employee of the Acquired Corporations at the Effective Time who continues to remain employed with the Acquired Corporations (a "Continuing Employee") shall be provided with (i) during the period commencing at the Effective Time and ending on first anniversary of the Effective Time, (x) base salary or base wages that are no less favorable than the base salary or base wages provided by the Acquired Corporations to each such Continuing Employee immediately prior to the Effective Time and (y) severance benefits that are no less favorable than the severance benefits provided by the Acquired Corporations to each such Continuing Employee immediately prior to the Effective Time and (ii) during the period commencing at the Effective Time and ending on the earlier of six (6) months after the Effective Time and the last day of the fiscal year in which the Effective Time occurs, retirement (excluding defined benefit pension benefits) and welfare benefits that are substantially comparable in the aggregate to those provided by the Acquired Corporations to such Continuing Employees immediately prior to the Effective Time; provided, however, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement or to any Continuing Employee who voluntarily transfers to another position of employment with Parent or an Affiliate after the Effective Time or who voluntarily elects a reduced work schedule if, as a result of such change in status, the Continuing Employee's base salary will be modified or the Continuing Employee does not meet the eligibility requirements under which the employee benefits described above are provided.

        (b)   Parent shall use reasonable efforts to (i) cause any pre-existing conditions on limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee's employment with the Acquired Corporations (to the extent such service was recognized under the Employee Plans) for purposes of vesting, allowances (including paid time off) and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, but not for purposes of benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

        (c)   Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company's Savings Plan (the "Company 401(k) Plan") to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time. The Company shall use its commercially reasonable efforts to take such other actions in furtherance of terminating the Company 401(k) Plan as Parent may reasonably request.

        (d)   Prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the "Parent 401(k) Plan") to (i) permit each Continuing Employee to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, shares of Parent Class A Common Stock, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan and (ii) obtain from the IRS a favorable determination letter on termination for the Company 401(k) Plan. Each Continuing Employee shall be eligible (to the extent such Continuing Employee meets the generally applicable eligibility requirements of the Parent 401(k) Plan after giving effect to the service crediting provisions of Section 6.3(b) ) to become a participant in the Parent 401(k) Plan on the Closing Date or as soon as administratively practicable thereafter.

        (e)   Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Employee Plan, (ii) prevent Parent, the Surviving Company or any of their Affiliates from amending or terminating any of their benefit plans in accordance their terms, (iii) create a right in any person to employment with Parent, the Surviving Company or any Subsidiary of the Surviving Company, it being understood that the employment of each Continuing Employee shall be "at will" employment, or otherwise prevent Parent, the Surviving Company or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of the Acquired Corporations, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Company or any of their Affiliates or under any benefit plan which Parent, the Surviving Company or any of their Affiliates may maintain.

        Section 6.4    Plan of Reorganization.     The parties intend the Merger to be a reorganization as defined in Section 368(a)(1) of the Code. The parties will file all Tax Returns consistently with such intention, and no party will take a position that is inconsistent with that intention (whether in audits, Tax Returns or otherwise). This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto will not knowingly take any action, or cause any action to be taken, which action would prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, none of Parent, the Surviving Company or any of their respective Subsidiaries shall knowingly take any action, or cause any action to be taken, which action would cause the Merger to fail to qualify as reorganization within the meaning of Section 368(a) of the Code.

        Section 6.5    Indemnification of Officers and Directors.

        (a)   From and after the Effective Time, Parent will, and will cause the Surviving Company to, (including by Parent providing sufficient funds to the Surviving Company or the applicable Subsidiary) indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries and each other Person who, at the request or for the benefit of the Company or any of its Subsidiaries, is or was previously serving as a director or officer, or is or was serving as a director, officer, member, trustee or fiduciary of another entity or enterprise (in each case, when acting in such capacity), determined as of the Effective Time (the "Indemnified Parties"), from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or the applicable Subsidiary of the Company would have been permitted under Delaware law and under its certificate of incorporation or by-laws or other governing documents in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Company shall also advance fees, costs and expenses (including reasonable attorney's fees and disbursements) as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Person is not entitled to indemnification hereunder or thereunder).

        (b)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.

        (c)   Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay for "tail" insurance policies with a claims period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance") with benefits and levels of coverage no less favorable in any material respect to the Indemnified Parties than the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in satisfying its obligation under this Section 6.5(c), neither Parent nor the Surviving Company shall be obligated to pay annual premiums in excess of 300% of the annual premiums currently paid by the Company for such insurance (the "Current Premium"), and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Company shall obtain a policy that, in the Surviving Company's good faith judgment, will provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid "tail" or "runoff" policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from acts or omissions that occurred at or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

        (d)   Parent shall cause to be maintained in effect in the charter and organizational documents (or in such documents of any successor to the business of the Surviving Company) of the Surviving Company, as applicable, provisions no less favorable with respect to elimination of liability of directors, indemnification of the Indemnified Parties and advancement of fees, costs and expenses than are set forth in the Company Charter Documents as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would affect adversely the rights of the Indemnified Parties, unless such modification shall be required by Law. From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Party in effect as of (and disclosed to Parent prior to) the date hereof.

        (e)   If Parent, the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the applicable obligations set forth in this Section 6.5.

        (f)    The provisions of this Section 6.5 are (i) intended to be for the benefit of, and from and after Effective Time shall be enforceable by, each Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have under any certificate of incorporation or bylaws, by contract or otherwise. After the Effective Time, the obligations of Parent, and the Surviving Company under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.5 applies unless the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5).

        Section 6.6    Stockholder Litigation.     Prior to the Effective Time, the Company shall as promptly as reasonably practicable (and in any event within two (2) business days) notify Parent in writing of, and shall give Parent the opportunity to participate (at its own expense) in the defense and settlement of, any Stockholder Litigation; provided, however, that the Company shall in any event control such defense or settlement; provided, further, that neither the Company nor any Subsidiary of the Company shall settle or offer to settle any such Stockholder Litigation without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed (other than settlements of Stockholder Litigation that are solely for the payment of cash in an amount that does not exceed $1,000,000 in the aggregate).

        Section 6.7    Disclosure.     The initial press release regarding the Merger shall be a joint press release mutually agreed to by the Company and Parent. After the initial press release, Parent and the Company shall consult with each other, and provide reasonable time for review and comment, before issuing any press release or making any other public statement, scheduling a press conference or conference call with investors or analysts, or making any filings with any third party or any Governmental Body (including any national securities exchange) with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by applicable Law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement (i) in connection with Section 5.3 or 5.4 (to the extent expressly permitted pursuant to Section 5.3 or 5.4) or (ii) with respect to a Company Adverse Change Recommendation effected in accordance with Section 5.4(b).

        Section 6.8    Takeover Laws; Advice of Changes.

        (a)   If any Takeover Law is or may become applicable to the Merger or any other transaction contemplated by this Agreement or the Voting Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreement and otherwise act to eliminate (or to the extent elimination is not possible, minimize) the effects of such Takeover Law on the foregoing.

        (b)   Each of the Company and Parent will give prompt notice to the other party (and thereafter will keep the other party reasonably informed on a current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that, (i) has, (x) with respect to the Company, had or would reasonably be expected to result in a Company Material Adverse Effect and (y) with respect to Parent or Merger Sub, had or would reasonably be expected to result in a Parent Material Adverse Effect or (ii) is reasonably likely to result in any of the conditions set forth in Article VII not being able to be satisfied prior to the End Date.

        Section 6.9    Section 16 Matters.     Promptly after the date hereof and prior to the Effective Time, the Company and Parent, and the board of directors of the Company and Parent, shall take all such actions as may be necessary or appropriate to cause the Merger and any dispositions of Shares (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

        Section 6.10    Stock Exchange Delisting; Deregistration.     Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Company of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

        Section 6.11    Listing of Parent Class A Common Stock.     Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        Section 6.12    Financing.

        (a)   Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange financing on terms and conditions no less favorable to Parent than those described or otherwise contemplated in the Debt Commitment Letter (the "Debt Financing"), including using its commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions set forth therein and (ii) satisfy all conditions applicable to Parent in such definitive agreements that are reasonably within its control. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter without the Company's prior written consent if such amendment, modification or waiver would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Debt Commitment Letter on the date hereof) to a level that would be insufficient to enable Parent to complete the Merger and to satisfy the obligations of Parent under this Agreement, including refinancing the outstanding debt of the Company required in connection with the Merger or as otherwise contemplated by this Agreement and the paying fees and expenses in connection therewith, (ii) impose any new or additional material conditions precedent to the Debt Financing, (iii) adversely impact the conditionality, enforceability or availability of the Debt Financing in any material way or (iv) prevent, impair or delay the consummation of the Debt Financing; provided, however, that Parent may amend or restate the Debt Commitment Letter or any other documentation in respect of the Debt Financing to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof, (2) implement or exercise any "market flex" provisions contained in the Debt Commitment Letter as of the date hereof and (3) otherwise amend, modify or restate the Debt Commitment Letter in any manner not inconsistent with this sentence. Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver. Parent shall provide the Company with prompt written notice (and, in any event, within two business days) of (i) any termination, repudiation, cancellation or expiration of the Debt Commitment Letter or any definitive agreement related to the Debt Financing, (ii) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) under the Debt Commitment Letter or any definitive document related to the Debt Financing by any party to the Debt

Commitment Letter or such definitive document related to the Debt Financing, (iii) the receipt of any written notice or other written communication from a financing source for the Debt Financing with respect to any actual, threatened or potential material breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing of any provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing; and (iv) of the occurrence of an event or development that would reasonably be expected to adversely impact the ability of Parent to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documents related to the Debt Financing, except with respect to any portion of the Debt Financing that would not cause the Debt Financing to be insufficient to enable Parent to complete the Merger and to satisfy the obligations of Parent under this Agreement, including refinancing the outstanding debt of the Company required in connection with the Merger or as otherwise contemplated by this Agreement and paying the fees and expenses in connection therewith. Parent shall use its commercially reasonable efforts to (i) maintain in full force and effect the Debt Commitment Letter until the funding of the Debt Financing at or prior to Closing and negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (which may reflect "market flex" provisions), (ii) satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control (or, if deemed advisable by Parent, seek the waiver of such conditions), (iii) upon satisfaction or waiver of such conditions, consummate the Debt Financing and cause the lenders and other Persons committing to fund the Debt Financing to fund such Debt Financing no later than the Closing, (iv) enforce its rights under the Debt Commitment Letter (including by instituting appropriate litigation in respect thereof) and (v) otherwise comply with its obligations under the Debt Commitment Letter. Parent shall not release or consent to the termination of obligations of the financing sources party to the Debt Commitment Letter to the extent that such release or termination would reduce the Debt Financing to a level that would be insufficient to enable Parent to complete the Merger and to satisfy the obligations of Parent under this Agreement, including refinancing the outstanding debt of the Company required in connection with the Merger or as otherwise contemplated by this Agreement and paying the fees and expenses in connection therewith except to the extent contemplated thereby. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (i) Parent shall promptly notify the Company and (ii) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain any such portion from the same or alternative sources in an amount sufficient to enable Parent to refinance any outstanding Indebtedness of the Company as contemplated by this Agreement and the Debt Commitment Letter and any fees and expenses in connection thereof on terms and conditions no less favorable to Parent (as determined in the reasonable judgment of Parent) as promptly as reasonably practicable following the occurrence of such event (the "Alternative Debt Financing"); provided that such Alternative Debt Financing shall not (i) include any conditions to funding of the Debt Financing that are not contained in the Debt Commitment Letter or (ii) reasonably be expected to prevent, impair or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement. Parent shall promptly provide a true, correct and complete copy of each alternative financing commitment in respect of such Alternative Debt Financing ("New Debt Commitment Letter") to the Company. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the "Debt Financing" shall include the debt financing contemplated by the Debt Commitment Letter as such term is modified pursuant to the immediately succeeding clause (ii), (ii) any reference in this Agreement to the "Debt Commitment Letter" shall be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question, and any New Debt Commitment Letters to the extent then in effect and (iii) any reference in this Agreement to any "fee letter" shall be deemed to include the fee letters relating to the Debt Commitment Letter to the extent not superseded by a or New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect. The parties agree that Parent's execution of any amendment to or amendment and restatement of the Debt Commitment Letter or a New Debt Commitment Letter shall not materially expand the scope of the assistance required under Section 6.12(b) as compared to the assistance that would be required in connection with the Debt Commitment Letter in effect on the date of this Agreement and the related Debt Financing. Upon request of the Company, Parent shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing or any Alternative Debt Financing, and provide to the Company copies of the material definitive documents (redacted to the extent necessary) for the Debt Financing or any Alternative Debt Financing.

        (b)   The Company shall use commercially reasonable efforts to provide, and to cause its Subsidiaries and Representatives to provide, at the sole expense of Parent, all cooperation reasonably requested by Parent in connection with the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using its commercially reasonable efforts to (i) provide financial and other information relating to the Company and its Subsidiaries to the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby (the "Financing Parties") (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Debt Financing by the Financing Parties to the extent reasonably requested by Parent (including prior real estate title commitments, surveys, environmental reports and similar information)) to assist in the preparation of customary information documents to be used for the completion of the Debt Financing, (ii) participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Debt Financing and senior management and other Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, subject to customary confidentiality provisions, (iii) assist in the preparation of (A) bank information memoranda and similar documents (including historical financial statements and information, and information necessary for Parent to prepare pro forma financial statements) for the Debt Financing and (B) materials for rating agency presentations, (iv) cooperate with the marketing efforts for the Debt Financing (including consenting to the use of the Company's and its Subsidiaries' logos; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries), (v) execute and deliver (and use commercially reasonable efforts to obtain from its advisors), and cause its Subsidiaries to execute and deliver (or use commercially reasonable efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency matters), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Debt Financing as may be reasonably requested by Parent, contingent upon the consummation of the Merger or any later time; provided that no such bank information memorandum, rating agency presentation or other document shall be issued by the Company or its Subsidiaries, (vi) assist in (A) the preparation of, entering into and syndication of one or more credit agreements, security agreements, currency or interest hedging agreements or other agreements, including by (1) refraining from entering into any competing financing transactions (except to the extent permitted by Section 5.2) and (2) entering into, or causing its Subsidiaries to enter into collateral and guarantee, restricted subsidiary, or similar agreements in connection with Parent's debt documents, provided that the Company may authorize and designate an officer of Parent to execute such agreements and (B) the amendment, termination or redemption of any of the Company's or its Subsidiaries' existing credit agreements or senior notes, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Debt Financing, provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the consummation of the Merger or any later time, (vii) have the Company's independent accountants provide their reasonable cooperation and assistance, (viii) provide authorization letters to the Financing Parties authorizing the distribution of information to prospective private side and public side lenders and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, (ix) cooperate reasonably with Parent's financing sources' due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, (x) refrain from pursuing any financing transactions that may delay, impede or otherwise adversely affect the Debt Financing and other financings in connection with the transactions contemplated hereby (except to the extent permitted by Section 5.2(a)(vii)) and (xi) assist the Financing Parties to benefit from the existing lending relationships of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, (1) nothing in this Section 6.12(b) shall require cooperation to the extent it would (i) subject the Company's or any of its Subsidiaries' or their respective Affiliates or Representatives to any actual or potential personal liability that is not covered by the indemnities set forth herein, (ii) unreasonably interfere with the business or operations of the Company or its Subsidiaries, (iii) reasonably be expected to conflict with, or violate, the Company's or any of its Subsidiaries' certificate of formation, operating agreement or any organizational documents or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any Material Contract to which the Company, any of its Subsidiaries or their respective Affiliates is a party, in each case, as in effect on the date hereof, (iv) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any closing condition to fail to be satisfied, (v) require disclosure of information that, if provided, would adversely affect the ability of the Company (or any of its Subsidiaries) to assert attorney-client or attorney work product privilege or a similar privilege, (vi) require disclosure of information that the Company reasonably believes is competitively sensitive or (vii) require the Company, any of its Subsidiaries or their respective Affiliates or Representatives to (A) waive or amend any terms of this Agreement or any other Contract to which any of them is a party, (B) agree to pay or pay any fees or reimburse any expenses or make any other payment in connection with any financing which are not reimbursed or indemnified hereunder, (C) give any indemnities or incur any liabilities in connection with any financing or any information utilized in connection therewith which are not reimbursed or indemnified hereunder, (D) deliver or obtain opinions of internal or external counsel or accountants' comfort letters or reliance letters (except as expressly set forth above), (E) provide access to or disclose information where any of them determines that such access or disclosure could contravene any confidentiality agreement or jeopardize any legal or other privilege or (F) approach any third parties to discuss agreements limiting the rights of such third parties, (2) none of the directors or managers of the Company or any of its Subsidiaries, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument relating to any financing, or adopt any resolutions or take any other actions approving any such agreements, documents or instruments, unless such resolutions are contingent upon the Closing and will not be effective prior to the Closing Date and (3) the Company, its Subsidiaries and their respective Affiliates and Representatives shall not be required to undertake any obligation or execute, deliver or enter into any agreement, document or instrument with respect to any financing that is not contingent upon the Closing or that would be effective prior to the Closing Date (except as expressly set forth herein). The Company shall use its commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The Company, its Subsidiaries and their respective Affiliates and Representatives shall not have any liability to Parent in respect of any financial information or data or other information provided pursuant to this Section 6.12 except to the extent that such liability arises out of or is based upon an untrue statement or alleged untrue statement of any material fact in information provided by or on behalf of the Company or its Affiliates in connection with the Debt Financing, or arising out of or based on the omission or alleged omission by the Company or its Affiliates of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The parties acknowledge and agree that the provisions contained in this Section 6.12(b), represent the sole obligation of the Company, its Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the arrangement of any financing and no other provision of this Agreement shall be deemed to expand or modify such obligations.

        (c)   Parent shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of the Company's Subsidiaries in connection with the Debt Financing contemplated by this Section 6.12. Without duplication of any amounts reimbursed by Parent pursuant to the immediately foregoing sentence, Parent shall indemnify and hold harmless the Company, its Affiliates and their respective officers, advisors and Representatives from and against any and all losses, damages, claims, costs, expenses, interests, awards, judgments and penalties suffered or incurred by any of them of any type in connection with the Debt Financing contemplated by this Section 6.12 and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates) to the fullest extent permitted by applicable Law, including losses, damages, claims, costs, expenses, interests, awards, judgments and penalties arising out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the documentation relating to the Debt Financing, or arising out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that Parent shall not be liable in any such case to the extent that any such loss, damage, claim, cost, expense, interest, award, judgment or penalty arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documentation in reliance upon information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates).

        Section 6.13    Treatment of Certain Company Indebtedness.

        (a)   As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall use commercially reasonable efforts to take the following actions on such terms and conditions that are consistent with applicable Law, including SEC rules and regulations, and the requirements of the Company Senior Notes and otherwise reasonably specified, from time to time, by Parent: (i) either (a) make an offer to purchase with respect to all of the outstanding aggregate principal amount of the Notes (the "Change of Control Offer") or (b) make arrangements satisfactory to the trustee for the holders of the Notes ("Trustee") to deliver a notice of optional prepayment for the Notes, (ii) on the Closing Date, either (a) purchase each Note validly tendered pursuant to the Change of Control Offer or (b) deposit funds with the Trustee sufficient to prepay and satisfy and discharge such Notes pursuant to the terms thereof and (iii) on the Closing Date, in the event there is a Change of Control Offer and any Notes are not validly tendered pursuant to the Change of Control Offer or are withdrawn, make arrangements satisfactory to the Trustee to deliver a notice of optional prepayment for the Notes and deposit funds with the Trustee sufficient to prepay and satisfy and discharge such Notes pursuant to the terms thereof (the transactions described in clauses (i) to (iii) above, the "Change of Control Refinancing"), and Parent shall assist the Company in connection with the Change of Control Refinancing. Notwithstanding anything to the contrary in this Section 6.13, the closing of any Change of Control Refinancing shall be expressly conditioned on the occurrence of the Closing and such Change of Control Refinancing shall be funded by amounts provided by Parent or one of the Parent's Subsidiaries and receipt of such funding shall be a condition to any such debt tender offer. The Company shall, shall cause the Company's Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Change of Control Refinancing; provided that in no event shall the Company or its legal counsel be required to give an opinion (x) with respect to the Change of

Control Refinancing or otherwise that in the reasonable opinion of the Company or its legal counsel does not comply with applicable laws, rules, regulations or court decisions or (y) with respect to the defeasance of any notes.

        (b)   Parent shall prepare all necessary and appropriate documentation (including, if applicable, all mailings to the holders of the Notes and all SEC filings) in connection with the Change of Control Refinancing. Parent and the Company shall reasonably cooperate with each other in the preparation of such documentation, which shall be subject to the prior review of, and comment by, the Company. If at any time prior to the completion of the Change of Control Refinancing any information in such documentation should be discovered by the Company or Parent that the Company or Parent reasonably believes should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (subject to the review of, and comment by, the Company) and reasonably acceptable to the Company, describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Notes. Parent shall comply with the requirements of Rule 14e-l under the Exchange Act, to the extent applicable, and any other applicable Laws to the extent such Laws are applicable in connection with the Change of Control Refinancing. In connection with the Change of Control Refinancing, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith.

        (c)   Parent shall promptly, upon request by the Company, reimburse the Company for all documented reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of the Company's Subsidiaries in connection with the transactions contemplated by this Section 6.13. Without duplication of any amounts reimbursed by Parent pursuant to the immediately foregoing sentence, Parent shall indemnify and hold harmless the Company, its Affiliates and their respective officers, advisors and Representatives from and against any and all losses, damages, claims, costs, expenses, interests, awards, judgments and penalties suffered or incurred by any of them of any type in connection with the Change of Control Refinancing and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates) to the fullest extent permitted by applicable Law, including losses, damages, claims, costs, expenses, interests, awards, judgments and penalties arising out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the documentation relating to any Change of Control Refinancing, or arising out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that Parent shall not be liable in any such case to the extent that any such loss, damage, claim, cost, expense, interest, award, judgment or penalty arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documentation in reliance upon information provided in writing specifically for such use by or on behalf of the Company or any of its Affiliates).

        (d)   At or immediately prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent copies of payoff letters (subject to delivery of funds by Parent), in form reasonably acceptable to Parent, from the administrative agent under the Company's Credit Facility (or in the case of letters of credit, cash collateralization, to the extent Parent shall not have entered into an alternative arrangement with the issuing bank) and shall make arrangements for the release of all liens and other security over the Company's and the Company's Subsidiaries' properties and assets, if any, securing its obligations under such existing credit facilities that are being prepaid and terminated on the

Closing Date (to the extent liens under such historical credit facilities or other financing have not previously been released), together with the return of any collateral in the possession of the relevant administrative agent or the collateral agent effective as of the Effective Time; provided, that (A) such repayment of the Company's Credit Facility, cash collateralization of letters of credit or release of liens and other security shall be conditioned on the occurrence of the Closing and (B) Parent or one of its Subsidiaries shall provide, or cause to be provided, all funds required to effect all such repayment or cash collateralization of letters of credit.

        (e)   Notwithstanding anything in this Section 6.13, the Company and its Subsidiaries shall not be required to (A) take any action in violation of, or that is reasonably expected to violate, the Company's or any of its Subsidiaries' certificate of formation, operating agreement or any organizational documents, applicable Law, the Credit Facility or the applicable indenture, (B) provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of the Company and its Subsidiaries (C) waive or amend any terms of this Agreement or any other Contract to which any of them is a party, (D) agree to pay or pay any fees or reimburse any expenses or make any other payment in connection with any financing which are not reimbursed or indemnified hereunder, (E) give any indemnities or incur any liabilities in connection with any financing or any information utilized in connection therewith which are not reimbursed or indemnified hereunder, (F) cooperate to the extent it would cause any representation or warranty in Article III of this Agreement to be breached or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement or (G) require any director, officer or employee of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in any personal liability to such director, officer or employee.

        Section 6.14    Parent Board of Directors.     Immediately after the Effective Time, Parent shall increase the size of its board of directors in order to cause two current members of the Company Board, which directors will be mutually agreed upon by the Company and Parent, at the direction of the trustees of the voting trust created under the Parent Voting Trust Agreement, to be appointed to the Parent Board at such time.

        Section 6.15    Dividends.     The Company and Parent shall coordinate the declaration, fixing of record dates, and setting of payment dates of dividends on Shares and Parent Shares, to the extent to be declared by the Company Board and Parent Board, respectively, so that holders of Shares do not receive dividends on both Shares and Parent Shares (once received in the Merger) in respect of any calendar quarter or fail to receive a dividend on one of either of Shares or Parent Shares (once received in the Merger) in respect of any calendar quarter.

Article VII

CONDITIONS PRECEDENT TO THE MERGER

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (which may be waived in whole or in part by such party):

        (a)    Stockholder Approvals.     The Company Stockholder Approval and Parent Shareholder Approval shall have been obtained.

        (b)    Regulatory Consents.     Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and any authorizations, consents, orders, approvals, filings and declarations under any of the Antitrust Laws set forth in Part 7.1(b) of the Company Disclosure Schedule (the "Regulatory Approvals") shall have been obtained.

        (c)    Statutes.     No Law shall have been enacted or promulgated by any Governmental Body of competent jurisdiction and remain in effect that precludes, restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

        (d)    Injunctions.     There shall be no Order (whether temporary, preliminary or permanent) in effect precluding, restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

        (e)    S-4 Registration Statement.     The S-4 Registration Statement shall have become effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC and remain in effect and no proceeding for that purpose shall have been initiated by the SEC and remain pending.

        (f)    Listing of Parent Class A Common Stock.     The shares of Parent Class A Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

        Section 7.2    Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger in Certain Cases.     The obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (which may be waived in whole or in part by Parent):

        (a)    Representations and Warranties.     (i) The representations and warranties of the Company set forth in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein), other than the representations and warranties set forth in the first sentence of Section 3.1(a) and the first sentence of Section 3.1(c) (Due Organization; Subsidiaries, Etc.), Section 3.3(a) and the first two sentences of Section 3.3(c) (Capitalization, Etc.), clause (b) of Section 3.5 (Absence of Changes), Section 3.21 (Authority; Binding Nature of Agreement), Section 3.22 (Section 203, Etc. Not Applicable), Section 3.24 (Fairness Opinion) and Section 3.25 (Financial Advisor), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except for any failure of such representations and warranties of the Company to be so true and correct that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a) and the first sentence of Section 3.1(c) (Due Organization; Subsidiaries, Etc.), Section 3.21 (Authority; Binding Nature of Agreement), Section 3.22 (Section 203, Etc. Not Applicable), Section 3.24 (Fairness Opinion) and Section 3.25 (Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date); (iii) Section 3.3(a) and the first two sentences of Section 3.3(c) (Capitalization, Etc.) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except for any de minimis inaccuracies in the aggregate in amount or effect and (iv) clause (b) of Section 3.5 (Absence of Changes) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such date and time.

        (b)    Performance of Obligations of the Company.     The Company shall have performed and complied with in all material respects the agreements and covenants contained in this Agreement to be performed or complied with by the Company at or prior to the Closing pursuant to the terms of this Agreement.

        (c)    Closing Certificate.     Parent shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

        Section 7.3    Additional Conditions to Obligation of the Company to Effect the Merger in Certain Cases.     The obligation of the Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of each of the following conditions (which may be waived in whole or in part by the Company):

        (a)    Representations and Warranties.     (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein), other than the representations and warranties set forth in the first sentence of Section 4.1(a) and the first sentence of Section 4.1(c) (Due Organization), Section 4.2 (Capitalization), Section 4.3 (Authority; Binding Nature of Agreement), clause (b) of Section 4.12 (Absence of Changes), Section 4.16 (Fairness Opinion), Section 4.17 (Takeover Statutes) and Section 4.18 (Brokers), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except for any failure of such representations and warranties of Parent and Merger Sub to be so true and correct that, individually or in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect; (ii) the representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.1(a) and the first sentence of Section 4.1(c) (Due Organization), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.16 (Fairness Opinion), Section 4.17 (Takeover Statutes) and Section 4.18 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date); (iii) Section 4.2 (Capitalization) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except for any de minimis inaccuracies in the aggregate in amount or effect and (iv) clause (b) of Section 4.14 (Absence of Changes) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such date and time.

        (b)    Performance of Obligations of Parent.     Parent and Merger Sub each shall have performed and complied with in all material respects the agreements and covenants contained in this Agreement to be performed or complied with by Parent and Merger Sub, respectively, at or prior to the Closing pursuant to the terms of this Agreement.

        (c)    Closing Certificate.     The Company shall have received a certificate signed by the chief executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

 Article VIII

TERMINATION

        Section 8.1    Termination.     This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

        (a)   by mutual written consent of Parent and the Company by action of their respective board of directors;

        (b)   by either Parent or the Company by written notice to the other if, at any time whether before or after the Company Stockholder Approval and Parent Shareholder Approval has been obtained, a Law shall have been enacted or promulgated, or/and a final, non-appealable Order or other action of a Governmental Body shall be in effect, in each case, permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or any of the other transactions contemplated by this Agreement; provided, however, that that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose material breach of its obligations under this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order or other action;

        (c)   by Parent by written notice to the Company if, prior to the time the Company Stockholder Approval is obtained, (i) the Company Board shall have effected a Company Adverse Change Recommendation, (ii) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation with respect to any Acquisition Proposal that is a tender offer or exchange offer, within ten (10) business days after the commencement thereof, or (iii) the Company shall have materially breached any of its obligations under Section 5.3 or Section 5.4 and such breach is not curable or, if curable, is not cured within the earlier of (x) ten (10) days after written notice thereof is given by Parent to the Company and (y) the fifth business day prior to the End Date;

        (d)   by either Parent or the Company by written notice to the other party if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose material breach of its obligations under this Agreement has been the proximate cause of, or resulted in, the failure of the Company Stockholder Approval to be obtained;

        (e)   (i) by either the Company or Parent by written notice to the other if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting (or any adjournment or postponement thereof) or (ii) by the Company if (A) Parent shall have failed to take a vote of the holders of Parent Shares on the Parent Share Issuance at least five (5) business days prior to the End Date or (B) Parent is in breach of its obligations set forth in the last sentence of Section 1.3(e) (it being understood that notwithstanding any right to postpone the Parent Shareholder Meeting, the failure to hold a Parent Shareholder Meeting shall constitute a material breach of this Agreement); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any party whose material breach of its obligations under this Agreement has been the proximate cause of, or resulted in, the failure of the Parent Shareholder Approval to be obtained;

        (f)    by either the Company or Parent by written notice to the other if the Merger shall not have been consummated by the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to any party whose material breach of its obligations under this Agreement has been the proximate cause of, or resulted in, the failure of the Merger to have occurred on or before the End Date;

        (g)   by the Company by written notice to Parent at any time prior to the time the Company Stockholder Approval is obtained in order to accept a Superior Proposal and enter into a definitive agreement relating to such Superior Proposal, if the Company Board, after complying with Section 5.4(b), shall have authorized the Company to enter into such definitive agreement and the Company enters into such definitive agreement and pays the Termination Fee as provided in Section 8.3(b) concurrently with the termination of this Agreement;

        (h)   by Parent by written notice to the Company in the event of a breach by the Company of any representation or warranty or failure to perform or comply with any covenant or obligation contained in this Agreement that would result in any condition set forth in Section 7.2 not being satisfied and such breach or failure is not curable or if curable, is not cured by the Company within the earlier of the second business day prior to the End Date and thirty (30) days after Parent gives the Company written notice of such breach or failure; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if any of Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(i); or

        (i)    by the Company by written notice to Parent in the event of a breach by Parent or Merger Sub of any representation or warranty or failure to perform or comply with any covenant or obligation contained in this Agreement that would result in any condition set forth in Section 7.3 not being satisfied and such breach or failure is not curable, or if curable, not cured by Parent or Merger Sub within the earlier of the second business day prior to the End Date and thirty (30) days after the Company gives Parent written notice of such breach or failure; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(i) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(h).

        Section 8.2    Effect of Termination.     If this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of this Section 8.2, the penultimate sentence of Section 5.1(a), Section 6.12(c), Section 6.13(c), Section 8.3, Section 8.4, Article IX and the applicable definitions in Exhibit A or elsewhere in this Agreement shall survive any termination hereof pursuant to Section 8.1. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub, or the Company shall be relieved or released from any liabilities or damages arising out of its intentional material breach of any provision of this Agreement, or any fraud; provided, however, that the failure of any party hereto to consummate the Merger on the date specified in Section 1.1(b) shall constitute an intentional material breach by such party, and such party shall be liable to the other parties for such breach as provided herein notwithstanding any termination of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

        Section 8.3    Company Termination Fee.

        (a)   Except as otherwise set forth in this Section 8.3 and Section 8.4, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, (i) Parent shall pay the SEC filing fees associated with the S-4 Registration Statement and (ii) Parent and the Company each shall pay 50% of the costs and expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus.

        (b)   In the event that:

            (i)  this Agreement is terminated pursuant to Section 8.1(c);

           (ii)  this Agreement is terminated pursuant to Section 8.1(g); or

          (iii)  (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(h) (as a result of any material breach of Section 5.3 or Section 5.4), (B) after the date of this Agreement and at or prior to the time of the termination of this Agreement, a Third Party shall have publicly announced an Acquisition Proposal and such Acquisition Proposal shall not have been publicly withdrawn without qualification and (C) the Company or any Subsidiary of the Company consummates an Acquisition Proposal within twelve (12) months after such termination or the Company or any Subsidiary of the Company enters into a definitive agreement within twelve (12) months after such termination to effect an Acquisition Proposal (provided that, for purposes of this Section 8.3(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%), provided that no Termination Fee shall be payable pursuant to this Section 8.3(b)(iii) if Parent would be or is required to pay the Regulatory Approval Reverse Termination Fee pursuant to Section 8.4(a), then the Company shall pay to Parent a fee in an amount equal to $12,500,000 (the "Termination Fee") by wire transfer of immediately available federal funds, free of costs and charges, to an account designated in writing by Parent, and in each case, shall also pay all of the reasonable and documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, in an amount not to exceed $2,000,000 (the "Parent Expense Reimbursement"), (x) in the case of Section 8.3(b)(i), within two (2) business days after such termination, (y) in the case of Section 8.3(b)(ii), concurrently with termination of this Agreement and (z) in the case of Section 8.3(b)(iii), upon the earlier of the entry into a definitive agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal. For the avoidance of doubt, any payment made by the Company under this Section 8.3(b) shall be payable only once with respect to this Section 8.3(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

        (c)   The Company acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company shall fail to pay the Termination Fee when due, such fee shall also be deemed to include the costs and expenses incurred by Parent and Merger Sub (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid fee, commencing on the date that such fee became due, at a rate equal to the rate of interest published in the "Money Rates" section of The Wall Street Journal in effect on the date such fee became due.

        Section 8.4    Parent Termination Fee.

        (a)   If (i) the Company or Parent terminates this Agreement pursuant to Section 8.1(b) (due to an Order being in effect with respect to any of the Regulatory Approvals) or Section 8.1(f) or (ii) the Company terminates this Agreement pursuant to Section 8.1(i) (as a result of any material breach by Parent of Section 6.1), and, in each of (i) and (ii), at the time of such termination, any of the conditions set forth in Section 7.1(b) and Section 7.1(d) shall not have been satisfied, and in addition, in the case of a termination under Section 8.1(b), at the time of termination a Governmental Body shall have enacted such Order with respect to the Regulatory Approvals, then Parent shall pay to the Company a fee in an amount equal to $45,000,000 (the "Regulatory Approval Reverse Termination Fee") by wire transfer of immediately available federal funds, free of costs and charges, to an account designated in writing by the Company (x) in the case of a termination by the Company pursuant to Section 8.1(b), Section 8.1(f) or Section 8.1(i), within five (5) business days after such termination and (y) in the case of a termination by Parent pursuant to Section 8.1(b) or Section 8.1(f), concurrently with termination of this Agreement.

        (b)   Parent acknowledges and agrees that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent shall fail to pay the Regulatory Approval Reverse Termination Fee when due, such fee shall also be deemed to include the costs and expenses incurred by the Company (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.4, together with interest on such unpaid fee, commencing on the date that such fee became due, at a rate equal to the rate of interest published in the "Money Rates" section of The Wall Street Journal in effect on the date such fee became due.

Article IX

MISCELLANEOUS PROVISIONS

        Section 9.1    Amendment.     Prior to the Effective Time, subject to Section 6.5 and to the provisions of applicable Law, this Agreement may be amended with the mutual agreement of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub, and the Company.

        Section 9.2    Waiver.     At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement or under applicable Law, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The conditions to each of the parties' respective obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        Section 9.3    No Survival.     None of the representations and warranties contained in this Agreement or in any certificate or schedule delivered pursuant to this Agreement shall survive the consummation of the Merger.

        Section 9.4    Entire Agreement; No Reliance; Counterparts.

        (a)   This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement and the Voting Agreement shall not be superseded and shall remain in full force and effect.

        (b)   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        Section 9.5    Applicable Law; Jurisdiction; Specific Performance; Remedies; Waiver of Jury Trial.

        (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles of such State (or any other jurisdiction), except insofar as the Wisconsin Business Corporation Law governs matters relating to Parent Class A Common Stock. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) (the "Delaware Courts"). Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.8 or in any other manner permitted by Law.

        (b)   The parties acknowledge and agree that immediate and irreparable harm or damage would be caused and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which each party is entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.5(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.5(b) are not available or otherwise not granted and (ii) nothing set forth in this Section 9.5(b) shall require any party hereto to institute any proceeding for (or limit any party's right to institute any proceeding for) specific performance under this Section 9.5(b) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.5(b) or anything set forth in this Section 9.5(b) restrict or limit any party's right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available at any time.

        (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE MERGER, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR

INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE MERGER. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.5(c).

        Section 9.6    Assignability.     This Agreement shall be binding upon and inure to the benefit of the parties (and any of their respective successors, legal representatives and permitted assigns). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

        Section 9.7    Third Party Beneficiaries.     Except from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 6.5 (Indemnification of Officers and Directors), nothing in this Agreement, expressed or implied, is intended to, or does, confer on any Person other than the parties hereto and their permitted successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.8    Notices.     Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of receipt if delivered by registered or certified mail (return receipt requested, postage prepaid), (b) on the date of receipt if delivered by national overnight courier (providing proof of delivery) or (c) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), in each case, as follows:

    if to Parent or Merger Sub:

    Quad/Graphics, Inc.
    N61 W23044 Harry's Way

    Sussex, Wisconsin 53089-3995
    Attention: Jennifer J. Kent, Executive Vice President of Administration and
    General Counsel
    Email: jkent@qg.com

    with a copy to (which shall not constitute notice):

    Foley & Lardner LLP
    777 East Wisconsin Avenue
    Milwaukee, Wisconsin 53202
    Attention: Patrick G. Quick
                       Russell E. Ryba
    Email: pgquick@foley.com
                rryba@foley.com

    if to the Company:

    LSC Communications, Inc.
    191 N. Wacker Drive, Suite 1400
    Chicago, Illinois 60606
    Attention: Suzanne S. Bettman, General Counsel
    Email: sue.bettman@lsccom.com

    with a copy to (which shall not constitute notice):

    Sullivan & Cromwell LLP
    125 Broad Street
    New York, New York 10004-2498
    Attention: Audra Cohen
    Email: cohena@sullcrom.com

        Section 9.9    Cooperation.     The parties agree to reasonably cooperate with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement, in each case, to the extent not inconsistent with any other provision of this Agreement.

        Section 9.10    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party, and the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        Section 9.11    Construction.

        (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. The defined terms contained in this Agreement are applicable to the singular, as well as to the plural forms of such terms. References to any statute, rule, regulation or Law shall be deemed to refer to all applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. All references to "dollars" or "$" in this Agreement are to United States dollars. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, in accordance with its terms. References to any Person include the successors and permitted assigns of that Person. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not simply mean "if."

        (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

        (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        Section 9.12    Financing Entities.     Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Parent and/or any of its subsidiaries under and pursuant to the Debt Commitment Letter or the definitive agreement entered into with respect to the Debt Financing, the Company on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any action, suit or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities, arising out of or relating to, this Agreement, the Debt Commitment Letter, the Debt Financing or the definitive agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court, (b) agrees that any such action, suit or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its affiliates to bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Entity in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, its Subsidiaries or its controlled affiliates in any such action, suit or proceeding shall be effective if notice is given in accordance with Section 9.8, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any action, suit or proceeding brought against the Financing Entities in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Entities will have any liability to the Company or any of its subsidiaries or any of their respective affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agrees that the Financing Entities are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.12 and such provisions and (i) agrees that the provisions in this Section 9.12 and the definition of "Financing Entities" shall not be amended in any way adverse to the Financing Entities without the prior written consent of the Financing Entities.

[Signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

LSC COMMUNICATIONS, INC.
By:	/s/ THOMAS J. QUINLAN, III Thomas J. Quinlan, III Chairman, President and Chief Executive Officer
QUAD/GRAPHICS, INC.
By:	/s/ J. JOEL QUADRACCI J. Joel Quadracci Chairman, President and Chief Executive Officer
QLC MERGER SUB, INC.
By:	/s/ J. JOEL QUADRACCI J. Joel Quadracci President

[Signature Page to Agreement and Plan of Merger]

 EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        "Acceptable Confidentiality Agreement" means a confidentiality agreement having confidentiality and other provisions that, if taken as a whole, are not less restrictive to the Third Party thereto than the provisions of the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement need not contain a "standstill" or similar obligations), provided, however, that such confidentiality agreement shall not prohibit the Company from complying with any provisions of the Agreement, including Section 5.3.

        "Acquired Corporation Returns" is defined in Section 3.14(a)(i) of the Agreement.

        "Acquired Corporations" shall mean the Company and its Subsidiaries.

        "Acquisition Agreement" is defined in Section 5.3(a)(i) of the Agreement.

        "Acquisition Proposal" shall mean any inquiry (in writing or otherwise) offer, proposal or indication of interest from any Third Party after the date of this Agreement relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party or group of related Third Parties, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party or group of related Third Parties beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture, sale of assets or securities or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iv) any combination of the foregoing.

        "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

        "Alternative Debt Financing" is defined in Section 6.12(a) of the Agreement.

        "Antitrust Laws" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust laws and all other applicable Laws and Orders issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Average Price" is defined in Section 2.3(h) of the Agreement.

        "Balance Sheet Date" is defined in Section 3.5 of the Agreement.

        "Bankruptcy and Equity Exception" is defined in Section 3.21(c) of the Agreement.

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        "Book-Entry Share" is defined in Section 2.1(e) of the Agreement.

        "business day" shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

        "Certificate" is defined in Section 2.1(e) of the Agreement.

        "Certificate of Merger" is defined in Section 1.1(c) of the Agreement.

        "Change of Control Offer" is defined in Section 6.13(a) of the Agreement.

        "Change of Control Refinancing" is defined in Section 6.13(a) of the Agreement.

        "Closing" is defined in Section 1.1(b) of the Agreement.

        "Closing Date" is defined in Section 1.1(b) of the Agreement.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company" is defined in the preamble to the Agreement.

        "Company 401(k) Plan" is defined in Section 6.3(c) of the Agreement.

        "Company Adverse Change Recommendation" is defined in Section 5.4(a) of the Agreement.

        "Company Associate" shall mean any director, officer, employee, agent or consultant, in each case, of the Company or any of its Subsidiaries.

        "Company Board" shall mean the board of directors of the Company.

        "Company Board Recommendation" is defined in Section 3.21(b) of the Agreement.

        "Company Charter Documents" shall mean the Company's certificate of incorporation and bylaws, each as amended and as in effect on the date of the Agreement.

        "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

        "Company Contract" shall mean any Contract to which any of the Acquired Corporations is a party or bound.

        "Company Directors' Plan" shall mean the Company's Policy on Retirement Benefits, Phantom Stock Grants and Stock Options for Directors, effective January 1, 1997, as revised September 24, 1998, November 18, 1999 and March 23, 2000.

        "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent immediately prior to or concurrently with the execution of the Agreement.

        "Company Equity Awards" shall mean, collectively, Company Options, Company Restricted Shares, Company RSUs, Company PSUs and Company Phantom Shares.

        "Company Equity Plans" shall mean the Company's 2016 Performance Incentive Plan and the Company's Amended and Restated 2016 Performance Incentive Plan, in each case as amended and as in effect on the date of the Agreement.

        "Company Financial Advisor" is defined in Section 3.24 of the Agreement.

        "Company Human Resources Committee" is defined in Section 6.2(e) of the Agreement.

        "Company Material Adverse Effect" means any effect, change, event, occurrence, development, circumstance, condition or state of facts that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of

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the Company and its Subsidiaries, taken as a whole; provided, however, that, any effect, change, event, occurrence, development, circumstance, condition or state of facts to the extent resulting from any of the following will not be taken into account in determining whether a Company Material Adverse Effect has occurred: (A) the entry into, public announcement, the pendency or the consummation of the Merger or the other transactions contemplated by this Agreement; (B) the identity of Parent or Merger Sub; (C) any changes in general economic, financial market or political conditions; (D) any changes in general conditions in the industry or markets in which the Company and its Subsidiaries operate; (E) any changes in applicable Law or GAAP (or interpretations or enforcement thereof) after the date of this Agreement; (F) the outbreak or escalation of hostilities, any acts of war (whether or not declared), terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, terrorism or military actions, or any hurricane, flood, tornado, earthquake or other weather or natural disaster; (G) any failure by the Company to meet internal or external revenue, earnings or similar projections, forecasts or predictions for any period after the date of this Agreement (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Company Material Adverse Effect has occurred), (H) any decline in the price or change in the trading volume of Shares on the NYSE after the date of this Agreement (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Company Material Adverse Effect has occurred); (I) any Stockholder Litigation; or (J) any actions taken or omitted to be taken by the Company or any of its Subsidiaries that are required or prohibited to be taken by this Agreement or any actions taken or omitted to be taken with Parent's prior written consent or at Parent's written request, except, in the case of clauses (C), (D), (E) and (F), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared to other participants in the industry in which the Company and its Subsidiaries operate.

        "Company Options" shall mean all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any spin-off, merger, acquisition or similar transaction or otherwise issued or granted).

        "Company Phantom Share" is defined in Section 6.2(f) of the Agreement.

        "Company Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of the Company.

        "Company PSU" is defined in Section 6.2(e) of the Agreement.

        "Company Registered IP" is defined in Section 3.7(a) of the Agreement.

        "Company Restricted Shares" is defined in Section 6.2(b) of the Agreement.

        "Company RSU" is defined in Section 6.2(c) of the Agreement.

        "Company SEC Documents" is defined in Section 3.4(a) of the Agreement.

        "Company Senior Notes" means the Company's 8.750% senior secured notes due 2023, issued pursuant to an indenture dated as of September 30, 2016, between the Company, the subsidiaries of the Company party thereto as guarantors, and Wells Fargo, National Association, as trustee and as collateral agent, as the same may be amended from time to time.

        "Company Stockholder Approval" is defined in Section 3.21(a) of the Agreement.

        "Company Stockholders Meeting" is defined in Section 1.3(d) of the Agreement.

        "Confidentiality Agreement" is defined in Section 5.1(a) of the Agreement.

        "Continuing Employee" is defined in Section 6.3(a) of the Agreement.

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        "Contract" means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind, including all amendments, supplements or modifications thereto.

        "Converted Parent RSU" is defined in Section 6.2(d).

        "Credit Facility" means that certain Credit Agreement, dated as of September 30, 2016, among the Company, the lenders party thereto, Bank Of America, N.A., as Administrative Agent Swing Line Lender and an L/C Issuer, Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, including all outstanding letters of credit, as may be amended from time to time.

        "Current Premium" is defined in Section 6.5(c) of the Agreement.

        "Debt Commitment Letter" is defined in Section 4.15 of the Agreement.

        "Debt Financing" is defined in Section 6.12(a) of the Agreement.

        "D&O Insurance" is defined in Section 6.5(c) of the Agreement.

        "Data Room" shall mean the electronic documentation site established on behalf of the Company at https://dfsvenue.com and Parent at https://services.intralinks.com, as it exists on the date immediately preceding the date of this Agreement.

        "Delaware Courts" is defined in Section 9.5(a) of the Agreement.

        "DGCL" shall mean the Delaware General Corporation Law, as amended.

        "DOJ" shall mean the U.S. Department of Justice.

        "DOL" is defined in Section 3.15(a) of the Agreement.

        "DTC" shall mean The Depositary Trust Company.

        "Effective Time" is defined in Section 1.1(c) of the Agreement.

        "Employee Plan" shall mean any employment, consulting, salary, change in control, bonus, commission, retention, deferred compensation, incentive compensation, stock purchase, stock option, stock-based, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, fringe benefit, supplemental unemployment benefits, vacation or paid-time off, fringe benefit, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, program, policy or arrangement, in each case whether written or unwritten and funded or unfunded, including any "employee benefit plan" within the meaning of Section 3(3) of ERISA, that is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations or with respect to which any potential liability is borne by any of the Acquired Corporations, for the benefit of any Company Associate, former employee, current or former non-employee director, current or former non-employee consultant, or any current or former dependent or beneficiary thereof.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "End Date" shall mean the date that is one (1) year from the date hereof.

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        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        "Environmental Law" means any applicable Law or any agreement with any Governmental Body or other Person, relating to human health and safety (as such relates to exposure to Hazardous Substances), the environment or any Hazardous Substance.

        "Environmental Permits" means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any employers, whether or not incorporated, that would be treated together with any of the Acquired Corporations as a "single employer" within the meaning of Section 414 of the Code.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" is defined in Section 2.2 of the Agreement.

        "Exchange Agent Agreement" is defined in Section 2.2 of the Agreement.

        "Exchange Fund" is defined in Section 2.2 of the Agreement.

        "Exchange Ratio" is defined in Section 2.1(d) of the Agreement.

        "FCPA" is defined in Section 3.13 of the Agreement.

        "Financing Entities" means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto and their respective affiliates and their and their respective affiliates' officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Entity.

        "Financing Parties" is defined in Section 6.12(b) of the Agreement.

        "FTC" shall mean the U.S. Federal Trade Commission.

        "GAAP" is defined in Section 3.4(b) of the Agreement.

        "Governmental Authorization" means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Body, or of which such Person has the benefit under any applicable Law.

        "Governmental Body" means (i) any government or political subdivision thereof and (ii) any court, tribunal, arbitrator, or any administrative, regulatory (including any stock exchange or similar self-regulatory organization) or other governmental or quasi-governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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        "Hazardous Substance" means (i) any pollutant, contaminant, waste or chemical, (ii) any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics and (iii) any substance, waste or material regulated under any Environmental Law.

        "Holder" is defined in Section 2.2 of the Agreement.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indebtedness" means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person: (i) for borrowed money (including obligations in respect of drawings under overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar contracts or agreements, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with GAAP), (v) in respect of outstanding letters of credit and bankers' acceptances or (vi) for contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements.

        "Indemnified Party" is defined in Section 6.5(a) of the Agreement.

        "Insurance Policies" is defined in Section 3.18 of the Agreement.

        "Intellectual Property Rights" shall mean and includes all rights in or with respect to any of the following, which may exist or be created under the laws of any jurisdiction in the world: (i) copyrights (including with respect to software, code and works of authorship), including moral rights, and mask works; (ii) trademarks, service marks and trade name rights and similar indicia of origin; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights with respect to intellectual property of every kind and nature and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v).

        "International Employee Plan" shall mean any Employee Plan that is maintained primarily for the benefit of employees outside of the United States.

        "IRS" shall mean the Internal Revenue Service.

        "knowledge" means (i) when used in the phrases "to the knowledge of the Company" or "the Company has no knowledge" or similar phrases, the actual knowledge of each of the individuals identified in Part 1.1(a) of the Company Disclosure Schedule and (ii) when used in the phrases "to the knowledge of Parent" or "Parent has no knowledge" or similar phrases, the actual knowledge of each of the individuals identified in Part 1.1(b) of the Parent Disclosure Schedule.

        "Law" means, with respect to any Person, any international, supranational, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated, implemented, applied or enforced by a Governmental Body that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

        "Lease Agreement" is defined in Section 3.6(b) of the Agreement.

        "Leased Real Property" is defined in Section 3.6(b) of the Agreement.

        "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "Letter of Transmittal" is defined in Section 2.3(a) of the Agreement.

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        "Material Contract" is defined in Section 3.8(b) of the Agreement.

        "Merger" is defined in Recital A of the Agreement.

        "Merger Consideration" is defined in Section 2.1(d) of the Agreement.

        "Merger Sub" is defined in the preamble to the Agreement.

        "Multiemployer Plan" is defined in Section 3.15(a) of the Agreement.

        "New Debt Commitment Letter" is defined in Section 6.12(a) of the Agreement.

        "Non-DTC Book-Entry Share" is defined in Section 2.3(c) of the Agreement.

        "Notes" shall mean the Company's 8.75% Senior Secured Notes due October 15, 2023.

        "NYSE" shall mean the New York Stock Exchange, or any successor thereto.

        "OFAC" shall mean the Office of Foreign Assets Control, within the U.S. Department of Treasury, or any successor body.

        "Order" means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body or arbitrator that is binding upon or applicable to such Person or its property.

        "Owned Real Property" is defined in Section 3.6(a) of the Agreement.

        "Parent" is defined in the preamble to the Agreement.

        "Parent 401(k) Plan" is defined in Section 6.3(d) of the Agreement.

        "Parent Associate" means any current officer, employee, agent or consultant and any other individual who is a director, in each case, of any of Parent or any of its wholly-owned Subsidiaries and any such individual hired, employed or otherwise engaged and providing services to Parent or its Subsidiaries after the date of the Agreement not in violation of the Agreement.

        "Parent Board" shall mean the board of directors of Parent.

        "Parent Board Recommendation" is defined in Section 4.3(b) of the Agreement.

        "Parent Class A Common Stock" is defined in Section 2.1(a) of the Agreement.

        "Parent Disclosure Schedule" shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of the Agreement and that has been delivered by Parent to the Company immediately prior to or concurrently with the execution of the Agreement.

        "Parent DSUs" shall mean all outstanding deferred stock units (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any spin-off, merger, acquisition or similar transaction or otherwise issued or granted).

        "Parent Equity Plans" means Parent's 2010 Omnibus Incentive Plan and Parent's 1999 Nonqualified Stock Option Plan, in each case, as amended and as in effect on the date of this Agreement.

        "Parent Expense Reimbursement" is defined in Section 8.3(b) of the Agreement.

        "Parent Financial Advisor" is defined in Section 4.16 of the Agreement.

        "Parent Material Adverse Effect" means any effect, change, event, occurrence, development, circumstance, condition or state of facts that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that, any effect, change, event,

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occurrence, development, circumstance, condition or state of facts to the extent resulting from any of the following will not be taken into account in determining whether a Parent Material Adverse Effect has occurred: (A) the entry into, public announcement, pendency or consummation of the Merger or the other transactions contemplated by this Agreement; (B) the identity of the Company; (C) any changes in general economic, financial market or political conditions; (D) any changes in general conditions in the industry or markets in which Parent and its Subsidiaries operate; (E) any changes in applicable Law or GAAP (or interpretations or enforcement thereof) after the date of this Agreement; (F) the outbreak or escalation of hostilities, any acts of war (whether or not declared), terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, terrorism or military actions, or any hurricane, flood, tornado, earthquake or other weather or natural disaster; (G) any failure by Parent to meet internal or external revenue, earnings or similar projections, forecasts or predictions for any period after the date of this Agreement (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (H) any decline in the price or change in the trading volume of Parent Class A Common Stock on the NYSE after the date of this Agreement (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Parent Material Adverse Effect has occurred); or (I) any actions taken or omitted to be taken by Parent or any of its Subsidiaries that are required or prohibited to be taken by this Agreement or any actions taken or omitted to be taken with the Company's prior written consent or at the Company's written request, except, in the case of clauses (C), (D), (E) and (F), to the extent Parent and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared to other participants in the industry in which Parent and its Subsidiaries operate.

        "Parent Options" shall mean all options to purchase shares of Parent Class A Common Stock (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any spin-off, merger, acquisition or similar transaction or otherwise issued or granted).

        "Parent Restricted Shares" shall mean all outstanding shares of restricted Parent Class A Common Stock (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any spin-off, merger, acquisition or similar transaction or otherwise issued or granted).

        "Parent RSUs" shall mean all outstanding restricted stock units (whether granted by Parent pursuant to the Parent Equity Plans, assumed by Parent in connection with any spin-off, merger, acquisition or similar transaction or otherwise issued or granted).

        "Parent SEC Documents" is defined in Section 4.8(a) of the Agreement.

        "Parent Share Issuance" is defined in Section 1.3(a) of the Agreement.

        "Parent Shareholder Approval" means the approval of the Parent Share Issuance by the following vote: the majority of votes cast by the holders of the Parent Shares present in person or by proxy at the Parent Shareholders Meeting.

        "Parent Shareholders Meeting" is defined in Section 1.3(e) of the Agreement.

        "Parent Shares" is defined in Section 2.1(a) of the Agreement.

        "Parent Voting Trust Agreement" is defined in Recital F of the Agreement.

        "Permitted Encumbrance" shall mean (a) Encumbrances that arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (b) any carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or similar Encumbrances arising out of work performed, services provided or materials delivered not reflected in the public records that arise in the ordinary course of business for amounts which are not yet due and payable or being contested in good faith by appropriate proceedings, (c) in

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the case of any written Contract, restrictions against the transfer or assignment thereof that are included in the express terms of such Contract, (d) Encumbrances created by municipal and zoning ordinances that have jurisdiction over the Owned Real Property, (e) licenses, covenants not to assert and similar rights granted with respect to Intellectual Property Rights, (f) Encumbrances that are non-monetary recorded restrictions on Owned Real Property that would not, individually or in the aggregate, materially affect the value or use of such Owned Real Property and (g) matters shown on a current survey.

        "Person" shall mean any individual, Entity or Governmental Body.

        "Personal Information" is defined in Section 3.12 of the Agreement.

        "Pre-Closing Period" is defined in Section 5.1(a) of the Agreement.

        "Proxy Statement/Prospectus" is defined in Section 1.3(a) of the Agreement.

        "Real Property" is defined in Section 3.6(b) of the Agreement.

        "Registered IP" shall mean all Intellectual Property Rights that are registered, issued, filed or applied for under the authority of any Governmental Body.

        "Regulatory Approval Reverse Termination Fee" is defined in Section 8.4(a) of the Agreement.

        "Regulatory Approvals" is defined in Section 7.1(b) of the Agreement.

        "Representatives" shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, advisors and representatives.

        "Restrictive Contracts" is defined in Section 5.2(a)(xi) of the Agreement.

        "S-4 Registration Statement" is defined in Section 1.3(a) of the Agreement.

        "Sarbanes-Oxley" is defined in Section 3.4(a) of the Agreement.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Shares" is defined in Recital B of the Agreement.

        "Significant Subsidiary" shall have the meaning ascribed to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

        "Stockholder Litigation" means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company's directors or officers relating directly or indirectly to the Agreement, the Merger or any related transaction (including any such claim or Legal Proceeding based on allegations that the Company's entry into the Agreement or the terms and conditions of the Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company's Subsidiaries or any officer of the Company or any of its Subsidiaries).

        "Subsidiary" An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body or (b) at least 50% of the outstanding equity or economic interests of such Entity.

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        "Superior Proposal" means any bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with the Company Financial Advisor and outside legal counsel, and in light of all relevant circumstances and all terms and conditions of such offer or proposal, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal, and this Agreement, (i) if consummated, is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Agreement when taking into account any revisions to the terms of the Agreement proposed by Parent pursuant to Section 5.4(b) or otherwise, the certainty of completion and the time likely to be required to consummate such Acquisition Proposal and (ii) is reasonably likely to be consummated on the terms so proposed; provided, however, that, for purposes of this definition of "Superior Proposal," references in the term "Acquisition Proposal" to "15% or more" shall be deemed to be references to "100%".

        "Surviving Company" is defined in Section 1.1(a) of the Agreement.

        "Takeover Laws" shall mean (a) any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions," or "business combination statute or regulation" or other similar state anti-takeover laws and regulations and (b) Section 203 of the DGCL.

        "Tax" shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Body, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

        "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

        "Termination Fee" is defined in Section 8.3(b) of the Agreement.

        "Third Party" means any Person or "group" (as defined under Section 13(d) of the Exchange Act) of Persons, other than, with respect to the Company, Parent or any of its Subsidiaries or Representatives (in their capacity as such) or, with respect to Parent, the Company or any of its Subsidiaries or Representatives (in their capacity as such).

        "Trustee" is defined in Section 6.13(a) of the Agreement.

        "U.S. Employee Plan" means any Employee Plan that is maintained primarily for the benefit of employees in the United States.

        "Voting Agreement" is defined in Recital F of the Agreement.

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 EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SURVIVING COMPANY

B-i

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
[    •    ] INC.

ARTICLE 1

        The name of the corporation is [    •    ] Inc. (the "Corporation").

ARTICLE 2

        The address of the Corporation's registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4

        The aggregate number of shares which the Corporation shall have authority to issue is one hundred (100), consisting of one class only, designated Common Stock, no par value per share.

ARTICLE 5

        A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article 5, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 5, shall adversely affect any right or protection of a director that exists at the time of such amendment, modification, repeal or adoption.

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ARTICLE 6

        The name and address of the sole incorporator are:

Russell E. Ryba
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5306

ARTICLE 7

        Elections of directors need not be by written ballot except to the extent provided in the Bylaws of the Corporation.

ARTICLE 8

        The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE 9

        The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

*        *        *        *        *

[Signature page follows]

        I, the undersigned incorporator, hereby acknowledge that the foregoing certificate of incorporation is my act and deed and that the facts herein stated are true, and accordingly I have set my hand hereto this [    •    ] day of [    •    ] 2018.

[    •    ]